Exhibit 99.E

Selected Economic Information of the Republic of the Philippines

	2019	2020	2021	2022	2023		2024(1)

	(₱ in billions, except as indicated)
GDP (at then-current market prices)	19,517.9	17,951.6	19,410.6	22,028.3	24,318.6		12,597.9	(11)
GDP (at constant 2018 prices)	19,382.8	17,537.8	18,540.1	19,945.6	21,051.8		10,723.5	(11)
GDP per capita, PPP concept (in $ at then-current market prices)(2)	9,365	8,416	9,230	10,548	11,453		12,367
GDP growth rate (%) (at constant 2018 prices)	6.1	(9.5)	5.7	7.6	5.5		6.0	(11)
Consumer price inflation rate (2018 CPI basket)(3)	2.4	2.4	3.9	5.8	6.0		4.4	(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(3.4)	(7.6)	(8.6)	(7.3)	(6.2)		(4.9)
Government debt at end of period as % of GDP (at then-current market prices)	39.6	54.6	60.4	60.9	60.1		60.9	(11)
Public sector borrowing requirement(5)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1	)(6)	N/A
Consolidated public sector financial position(7)	(196.4)	(976.4)	(1,094.4)	(804.9)	(777.5	)(6)	N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.8)	3.2	(1.5)	(4.5)	(2.6)		(1.6	)(14)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(8)	(2.1)	4.4	0.3	(1.8)	0.8		0.2	(14)
Direct domestic debt of the Government (in million ₱)(9)(10)	5,127,600	6,694,687	8,170,414	9,208,387	10,017,930		10,573,116	(11)
Direct external debt of the Government (in million $)(10)(12)	51,252	64,562	69,803	75,436	82,976		83,712	(11)
Public sector domestic debt(13)	6,307.7	6,712.4	7,315.0	8,538.9	9,753.3	(6)	N/A
Public sector external debt(12)(13)	2,966.9	3,406.7	3,939.8	4,606.1	4,961.4	(6)	N/A
Unemployment rate (%)	5.1	10.3	7.8	5.4	4.3		3.1
Gross international reserves (in billion $)(10)(15)	87.8	110.1	108.8	96.1	103.7		106.7	(16)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance; Bangko Sentral.

Notes:

(1)	Preliminary data as of June 30, 2024, unless otherwise stated.
(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of July 31, 2022. 2022 data is an average of monthly inflation figures.

(4)	Preliminary data as of July 31, 2024.

(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)	Preliminary data as of December 31, 2023.
(7)

Comprises the aggregated deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(8)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(9)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(10)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(11)	Preliminary data as of June 30, 2024.
(12)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(13)	Includes public sector debt, whether or not guaranteed by the Government.
(14)	Preliminary data as of March 31, 2024.
(15)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.
(16)	Preliminary data as of July 31, 2024.

Marcos Administration Policy

In his third State of the Nation Address on July 22, 2024, President Marcos delivered a comprehensive discourse on the significant accomplishments and future directives of his administration. The address covered critical sectors such as agriculture, water supply, climate change, infrastructure and health.

Starting with agriculture, President Marcos noted that local production remained a priority as well as providing support to farmers and preventing smuggled agri-fisheries products. On the topic of water supply, President Marcos noted that the government had enhanced irrigation systems, including solar-powered irrigation projects, and expects the Jalaur River Multi-Purpose Project to benefit agricultural land in the area. Addressing climate change, President Marcos emphasized various mitigation and related measures and cited the Philippines’ seat on the Board of the Loss and Damage Fund.

In terms of infrastructure development, President Marcos reported on developments in IT and power infrastructure, including completing Phase 1 of the National Fiber Backbone project. Transport infrastructure developments included completion and/or upgrades of key roads and bridges. The administration also cited enhancements at the Ninoy Aquino International Airport to accommodate more flights and passengers.

On health, new centers and specialty centers were established as part of the administration’s continuing efforts to decongest public hospitals. For social welfare, initiatives focused on improving children and mothers’ nutrition remain a priority under the administration’s various projects. The education sector focused on bridging the digital gap and reforming textbook approval processes as well as infrastructure efforts aimed to address both school and digital gaps. In addition, teachers’ welfare was highlighted.

On labor and employment, the administration pushed for continued improvements in order to create quality jobs through infrastructure development and business-friendly policies and emphasized investment-led growth through conducive business policies and comprehensive budget planning.

President Marcos concluded by reaffirming his administration’s dedication to addressing challenges and leveraging opportunities to foster national progress and resilience.

Credit Ratings

In September 2022, Moody’s Investors Service (“Moody’s”) affirmed the Republic’s “Baa2” credit rating with a stable outlook, reflecting Moody’s view that the ongoing economic recovery of the Republic from the COVID-19 pandemic is unlikely to be hampered by challenging global credit conditions. Moody’s noted that the Government’s continued policy orthodoxy and commitment to reform amid political transition will help to assure gradual fiscal repair following the reversal of the strengthening of the Government’s fiscal and debt metrics resulting from the COVID-19 pandemic.

In November 2023, S&P Global Ratings (“S&P”) affirmed the Republic’s BBB+ rating with a stable outlook and expressed that the economic recovery of the Republic post the pandemic has remained robust, supported by, among others, fiscal reforms, ongoing efforts to address infrastructure gaps and improvements in the business climate. The stable outlook reflected S&P’s expectation that the economic recovery will sustain and fiscal deficits will decline over the next two years.

In June 2024, Fitch Ratings (“Fitch”) affirmed the Republic’s “BBB” rating with a stable outlook, reflecting the Republic’s strong medium-term growth, which supports a gradual reduction in government debt/GDP over the medium term and expects further growth to be supported by large investments in infrastructure and reforms to foster trade and investment, including public-private partnerships (PPPs).

International Relations

The following table shows the Republic’s capital participation in, and loans obtained from, major international financial organizations.

	Membership in International Financial Organization
Name of Organization	Date of Admission	Subscribed		Capital Share	Capital Paid In	Loans Outstanding
	(in millions, except for percentages)
International Monetary Fund(1)	December 27, 1945	SDR	2,042.9	0.43%	$1,501.11	—
International Bank for Reconstruction and Development(2)	December 27, 1945		$1,434	0.44%	$102.1	$13,105
Asian Development Bank (“ADB”)(3)	December 22, 1966		$3,393.2	2.38%	$169.7	$15,028
Asian Infrastructure Investment Bank (“AIIB”)(4)	December 28, 2016		$979.1	1.01%	$195.8	$2,218

Sources: The IMF; the WB; the ADB; the AIIB; Bureau of the Treasury.

Notes:

(1)	As of July 31, 2024.
(2)	As of June 30, 2024.
(3)	As of March 31, 2024.
(4)	As of August 27, 2024.

Relationship with the IMF

On June 10, 2024, IMF staff concluded a review of the economic and financial status of the Philippines and its future outlook. The review noted that the Philippine economy had shown resilience despite external and internal challenges, with GDP growth slowing in 2023 but expected to rebound in subsequent years. Risks to economic growth included geopolitical issues, high interest rates, and climate-related events, while positive measures such as attracting foreign investment and promoting business reforms were expected to boost long-term growth.

The review further noted that Bangko Sentral had tackled inflation through policy rate adjustments, bringing inflation within target ranges despite recent increases in food prices. Continued monitoring and policy strategies were deemed necessary to manage inflation risks. Additionally, adjustments in tariffs and import procedures were highlighted as key strategies for controlling food prices.

Fiscal consolidation was projected to proceed more gradually than initially planned, with a revised strategy focusing on higher capital expenditure and revenue increases over the medium term. The focus remained on reducing the fiscal deficit while enhancing social programs and education funding. Effective revenue mobilization and tax administration were considered essential to support this fiscal strategy.

Financial stability was assessed as robust, with healthy credit growth and strong banking sector buffers. However, close monitoring of bank exposures to sectors such as commercial real estate was seen as crucial given the high-interest-rate environment. Enhancing AML/CFT effectiveness and completing the FATF Action Plan were identified as vital steps for improving the business climate and encouraging foreign investment.

Recent reforms aimed to attract foreign investment, diversify the economy, and improve growth potential through the implementation of strategic projects and upskilling the workforce. Climate initiatives were also expected to benefit from measures promoting foreign ownership in renewable energy and ongoing green finance efforts.

World Bank Financing and Projects

In June 2024, the World Bank approved funding for two projects in the Philippines totaling $1,250.0 million, namely (i) $500.0 million for the Infrastructure for Safer and Resilient Schools Project to repair, rehabilitate, retrofit, reconstruct, and make site improvements to schools affected by natural disasters. The project aims to enhance learning environments for over 700,000 students, prioritizing high-risk regions such as Cordillera Administrative Region, Caraga, Central Luzon, Bicol region, Western Visayas, Central Visayas, Eastern Visayas, Davao region, and Soccsksargen. It also supports improving the Department of Education’s operations and maintenance tools for effective management post-disaster and (ii) $750.0 million for the Philippines Second Sustainable Recovery Development Policy Loan to support reforms that increase investment in public services, attract private investment in public infrastructure, particularly domestic shipping, promote renewable energy, protect the environment, and improve climate resilience. This loan program aims to boost the country’s competitiveness in marine transport, enhance plastic waste reduction and recycling, promote green transportation, and encourage the production and consumption of environment-friendly goods and services through public procurement.

Territorial Dispute over the West Philippine Sea

A confrontation occurred on June 17, 2024, between the Chinese Coast Guard and the Armed Forces of the Philippines near the Ayungin Shoal. The incident at the disputed Second Thomas Shoal resulted in a Filipino sailor sustaining a severed thumb and underscored escalating tensions between the two nations.

On July 2, 2024, the Republic and China held their first formal dialogue since the incident, convening the 9th Meeting of their Bilateral Consultation Mechanism on the South China Sea in Manila. Discussions focused on their respective positions on Ayungin Shoal and affirmed their commitment to de-escalating tensions.

On July 27, 2024, the Republic completed a resupply mission to its troops without incident under a new provisional agreement with China aimed at mitigating tensions.

On August 8, 2024, the Philippine military reported that the Chinese Air Force executed “dangerous and provocative actions” over the South China Sea. Two People’s Liberation Army aircraft dropped flares and performed hazardous maneuvers while a Philippine Air Force patrol was over Scarborough Shoal. No Philippine crew were harmed. On August 19, 2024, tensions further escalated when the Philippines and China accused each other of ramming vessels and performing dangerous maneuvers in the West Philippine Sea.

Natural Disasters

Earthquakes and Volcanic Eruptions

On June 3, 2024, Mt. Kanlaon, an active volcano straddling the provinces of Negros Oriental and Negros Occidental, erupted, sending a 5-kilometre high ash cloud into the sky. PHILVOCS has indicated that further eruptions were possible and raised alert levels to 2.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2019 – 2024

	2019	2020	2021	2022	2023	2024(1)
GDP growth (constant 2018 prices) (%)	6.1	(9.5)	5.7	7.6	5.5	6.0
GNI growth (constant 2018 prices) (%)	5.4	(11.5)	1.7	9.9	10.5	8.8
Inflation rate (2018 CPI basket)(%)	2.4	2.4	3.9	5.8	6.0	4.4	(2)
Unemployment rate	5.1	10.3	7.8	5.4	4.3 (2)	3.1
91-day T-bill rate (%)	4.7	2.0	1.1	1.9	5.4	5.6	(2)
External position
Balance of payments ($ million)	7,843	16,022	1,345	(7,263)	3,672	238
Export growth (%)	2.9	(9.8)	12.5	6.4	(4.1)	9.3
Import growth (%)	(0.2)	(20.2)	30.5	19.0	(5.0)	1.6
External debt ($ billion)	83.6	98.5	106.4	111.3	125.4	128.7	(3)
International reserves
Gross ($ billion)	87.8	110.1	108.8	96.1	103.8	106.7	(2)
Net ($ billion)	87.8	110.1	108.8	96.1	103.7	106.7	(2)
Months of retained imports(4)	7.6	12.3	9.7	7.2	7.7	7.9	(2)
Domestic credit growth (%)	10.7	4.7	8.2	12.9	9.3	10.5

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data as of June 30, 2024, unless otherwise stated.
(2)	Preliminary data as of July 31, 2024.
(3)	Preliminary data as of March 31, 2024.
(4)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.

GDP and Major Financial Indicators

Gross Domestic Product

In the first six months of 2024, GDP grew by 6.0%, compared with growth of 5.5% in the first six months of 2023. The largest contributor was growth in the construction sector, which recorded growth of 12.4% in the first six months of 2024. This was partially offset by a decrease in the rate of growth in the accommodation and food service activities sector, from growth of 27.7% in the first six months of 2023 to growth of 12.0% in the first six months of 2024 and a decrease in the rate of growth in the other services sector, from growth of 29.3% in the first six months of 2023 to growth of 9.8% in the first six months of 2024. GNI grew by 8.8% in the first six months of 2024 compared to growth of 9.2% in the first six months of 2023. Net primary income grew by 39.7% in the first six months of 2024 compared to growth of 86.7% during the same period in 2023.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,721,539	1,828,424	1,954,487	2,104,090	2,285,159	1,150,841	8.8	9.1
Industry sector
Mining and quarrying	161,656	137,060	185,371	280,249	232,080	118,451	0.8	0.9
Manufacturing	3,614,016	3,169,921	3,424,049	3,795,335	3,943,987	1,961,337	18.5	15.6
Electricity, steam, water, and waste management	607,881	611,051	650,961	746,104	844,360	518,671	3.1	4.1
Construction	1,535,727	1,180,199	1,347,309	1,615,247	1,832,725	1,027,490	7.9	8.2

Total	5,919,281	5,098,232	5,607,689	6,436,935	6,853,152	3,625,949	30.3	28.8
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,517,653	3,317,371	3,502,794	3,987,550	4,444,025	2,136,742	18.0	17.0
Transport and storage	757,661	551,045	605,204	807,323	977,399	505,703	3.9	4.0
Accommodation and food service activities	431,778	253,013	285,187	396,144	511,146	287,443	2.2	2.3
Information and communication	562,834	593,039	640,034	696,022	733,417	387,360	2.9	3.1
Financial and insurance activities	1,681,870	1,823,979	1,963,148	2,224,675	2,565,381	1,451,001	8.6	11.5
Real estate and ownership of dwellings	1,255,644	1,081,612	1,139,221	1,246,861	1,370,154	720,681	6.4	5.7
Professional and business services	1,219,757	1,137,558	1,222,489	1,350,881	1,487,291	749,801	6.2	6.0
Public administration and defense; compulsory social activities	890,688	950,590	1,027,079	1,119,710	1,188,487	559,970	4.6	4.4
Education	778,868	719,494	796,472	880,390	976,644	524,530	4.0	4.2
Human health and social work activities	329,862	325,260	385,750	411,577	460,645	233,664	1.7	1.9

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱ in millions, except as indicated)						(%)
Other services	450,429	271,957	281,061	366,118	465,712	264,191	2.3	2.1

Total	11,877,043	11,024,918	11,848,438	13,487,251	15,180,301	7,821,085	60.9	62.1

Total GDP	19,517,863	17,951,574	19,410,614	22,028,276	24,318,611	12,597,876	100.0	100.0

Net primary income	1,954,197	1,360,427	690,388	1,294,379	2,670,713	1,520,674
Total GNI	21,472,060	19,312,001	20,101,002	23,322,655	26,989,325	14,118,550
Total GDP ($ billions)(2)	376.8	361.8	394.1	404.4	437.1	221.5
Per capita GDP, PPP concept ($)(3)	9,365	8,416	9,230	10,548	11,453	12,367

Source: Philippine Statistics Authority.

Notes:

(1)	Preliminary data for the first six months of 2024.
(2)	Calculated using the average exchange rate for the period indicated. See “—Monetary System-Foreign Exchange System.”
(3)	Figure represents annualized per capita GDP, PPP concept.

The following table shows GDP by sector, net primary income and GNI at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,783,855	1,780,391	1,775,210	1,783,735	1,804,907	854,610	9.2	8.0
Industry sector
Mining and quarrying	168,857	137,493	144,498	152,183	155,155	87,396	0.9	0.8
Manufacturing	3,620,456	3,266,302	3,556,426	3,729,157	3,779,245	1,979,274	18.7	18.5
Electricity, steam, water, and waste management	591,312	589,213	615,591	647,222	684,918	353,433	3.1	3.3
Construction	1,507,244	1,122,308	1,235,106	1,385,186	1,506,784	795,790	7.8	7.4

Total	5,887,869	5,115,316	5,551,622	5,913,748	6,126,102	3,215,892	30.4	30.0
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,489,299	3,275,537	3,413,864	3,710,785	3,913,420	1,809,333	18.0	16.9
Transport and storage	742,347	515,149	547,807	679,371	767,603	395,647	3.8	3.7
Accommodation and food service activities	425,692	231,811	248,404	329,124	405,418	215,402	2.2	2.0
Information and communication	557,007	585,185	638,971	690,072	719,615	385,888	2.9	3.6

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱ in millions, except as indicated)						(%)
Financial and insurance activities	1,676,448	1,769,952	1,854,248	1,987,008	2,161,095	1,174,679	8.6	11.0
Real estate and ownership of dwellings	1,238,469	1,031,275	1,054,235	1,108,167	1,152,506	587,809	6.4	5.5
Professional and business services	1,182,159	1,068,769	1,136,507	1,240,353	1,323,643	671,047	6.1	6.3
Public administration and defense; compulsory social activities	871,564	911,188	959,685	1,003,397	1,024,588	511,575	4.5	4.8
Education	766,089	687,610	744,159	796,154	851,619	468,949	4.0	4.4
Human health and social work activities	323,261	306,903	351,472	364,223	391,151	207,428	1.7	1.9
Other services	438,691	258,758	263,899	339,470	410,089	225,223	2.3	2.1

Total	11,711,027	10,642,137	11,213,252	12,248,122	13,120,749	6,652,980	60.4	62.0

Total GDP	19,382,751	17,537,843	18,540,084	19,945,605	21,051,758	10,723,482	100.0	100.0

Source: Philippine Statistics Authority.

Note:

(1)	Preliminary data for the first six months of 2024.

Principal Sectors of the Economy

Agriculture, Forestry and Fishing Sector

The agriculture, forestry, and fishing sector’s share to GDP was approximately 8.0% in the first six months of 2024 based on preliminary data, compared to approximately 9.2% in 2019.

Production in the agriculture, forestry, and fishing sector contracted by 0.9% in the first six months of 2024 based on preliminary data, compared to growth of 1.2% during the same period in 2023. Forestry and logging was the main contributor to the increase with 36.3% growth in the first six months of 2024 compared to a contraction of 34.0% during the same period in 2023. This was followed by production of coffee with 19.4% growth and sugarcane including muscovado sugar-making in the farm with 0.1% growth compared with growth of 1.7% and contraction of 13.7% for the same period in 2023, respectively. This was partially offset by a reversal in the production of mangoes at 0.6% in the first six months of 2024, compared to growth of 10.4%, during the same period of 2023.

Industry Sector

The industry sector consists of the mining and quarrying, manufacturing, construction, and electricity, steam, water and waste management subsectors. The industry sector’s share to GDP in the first six months of 2024 based on preliminary data was approximately 30.0%, compared to approximately 30.4% in 2019.

In the first six months of 2024, the industry sector grew by 6.4% based on preliminary data, compared with growth of 3.0% during the same period in 2023. The higher rate of growth was primarily a result of higher growth across all subsectors. Construction grew by 12.4% in the first six months of 2024 compared to 6.4% during the same period in 2023. Electricity, steam, water, and waste management recorded 8.1% growth during the first six months of 2024, higher than the 5.7% growth it recorded during the same period in 2023. Manufacturing grew by 4.0% in the first six months of 2024 compared to 1.6% during the same period in 2023. Mining and quarrying grew by 6.4% in the first six months of 2024 compared to 3.0% during the same period in 2023.

Manufacturing Subsector

In the first six months of 2024, the manufacturing subsector grew by 4.0% compared to growth of 1.6% during the same period in 2023. The largest contributor to the subsector’s growth was growth in the manufacturing of furniture at 15.7% in the first six months of 2024 compared to a contraction of 15.2% for the same period in 2023. This was partially offset by a contraction in the manufacture of wood, bamboo, cane, rattan articles, and related products at 18.1% in the first six months of 2024 compared to growth of 5.9% for the same period in 2023.

Service Sector

The service sector includes transport, storage and communications; trade and repair of motor vehicles, motorcycles, personal and household goods; financial intermediation; real estate, renting and business activities; public administration and defense; compulsory social security; and other services subsectors. The service sector’s share to GDP is the largest at 62.0% in the first six months of 2024 based on preliminary data, an increase from 60.4% in 2019.

In the first six months of 2024, the service sector grew by 6.8% compared to growth of 7.1% in the same period of 2023. In the first six months of 2024, growth was recorded across the service sector, with accommodation and food service activities at 12.0%, other services at 9.8% and transportation and storage at 9.7%, compared to contractions of 27.7%, 29.3%, and 15.7%, respectively, in the same period in 2023, respectively.

Net Primary Income

Net primary income is a component of GNI but is not included in GDP. Net primary income is a significant factor in the Philippine economy, largely driven by OFW remittances. Net primary income includes estimates of the amount of compensation of OFWs, as well as investment income of OFWs from their properties. According to the latest figures from the PSA for years 2019, 2020, 2021, 2022, 2023 and the first six months of 2024, net primary income accounted for 9.0%, 7.0%, 3.3%, 5.4%, 9.6% and 10.5% of GNI, respectively.

In the first six months of 2024, net primary income grew by 39.7% compared to 86.7% growth during the same period in 2023. This lower growth was primarily due to the decreased growth in inflows arising from compensation and property income of 76.4% and 114.5% for the first six months of 2023 to 32.2% and 14.0% for the first six months of 2024, respectively.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate. Figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2019	2020	2021	2022	2023	2024(1)
Consumer price index	102.4	104.8	108.9	115.3	122.2	126.5
Inflation rate	2.4%	2.4%	3.9%	5.8%	6.0%	4.4%

Sources: Bangko Sentral; Philippine Statistics Authority.

Note:

(1)	Preliminary data as of July 31, 2024.

Consumer Price Index

The discussion below is based on the 2018 CPI basket.

The average inflation rate as of July 2024 was 4.4%, lower than the average inflation rate of 4.7% as of July 2023. The lower rate of inflation as of July 2024 was due mainly to decreases in the rates of inflation for alcoholic beverages and tobacco from 10.9% as of July 2023 compared to 3.4% as of July 2024. This was offset by an increase in the rate of inflation for transport from a deflation of 4.7% as of July 2023 to an inflation of 3.6% as of July 2024.

Producer Price Index (“PPI”)

In January 2021, the 2018 PPI basket was released. The PSA rebased 2019 and 2020 PPI to base year 2018.

In 2021, the producer price index recorded an average deflation of 1.8%, compared to average deflation of 4.6% in 2020. Manufacture of coke and refined petroleum products posted an average inflation of 5.1% compared to deflation of 21.8% in 2020.

In 2022, the producer price index recorded an average inflation of 6.5%, compared to average deflation of 1.8% in 2021. This was primarily attributable to increases in the price indices for the manufacture of coke and refined petroleum products and the manufacture of chemical and chemical products, which registered an average inflation of 16.8% and 9.0%, respectively. The producer price indices for most other major industry groups likewise increased during this period.

In 2023, the producer price index recorded an average inflation of 1.4%, compared to average inflation of 6.5% in 2022. This was primarily attributable to decreases in the price indices of the manufacture of basic metals and the manufacture of coke and refined petroleum products, which registered an average deflation of 3.4% and 3.6%, respectively. This was partially offset by increases in the price indices of the manufacture of leather and related products, including footwear, and manufacture of beverages, which posted an average inflation of 4.3% and 9.4%, respectively.

The producer price index as of June 30, 2024 recorded an average deflation of 0.1%, compared to average inflation of 0.5% as of June 30, 2023. This was primarily attributable to decreases in the price indices for the manufacture of fabricated metal products, except machinery and equipment, the manufacture of wood, bamboo, cane, rattan articles, and related products and the manufacture of other non-metallic mineral products, which registered an average deflation of 4.0%, 3.3% and 2.2%, respectively.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2019(1)	2020(2)	2021(3)	2022(4)	2023(5)		2024(6)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(7)	41,961	39,837	43,988	46,890	50,525		50,278
Unemployment rate	5.1	10.3	7.8	5.4	4.3	(8)	3.1
Employment share by sector:
Agriculture, forestry and fishing sector	22.2	24.8	25.6	24.0	24.4		21.1
Industry sector
Mining and quarrying	0.4	0.5	0.4	0.3	0.4		0.6
Manufacturing	8.7	8.1	8.0	7.7	7.5		7.8
Construction	9.8	9.4	9.1	8.8	10.1		11.5
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1	0.1		0.1
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.1	0.2	0.2		0.2

Total industry sector	19.3	18.3	17.8	17.1	18.3		20.2
Service sector
Transportation and storage	8.2	7.4	6.5	6.7	6.9		7.1
Wholesale and retail trade; repair of motor vehicles and motorcycles	20.0	20.5	21.5	22.3	20.3		21.1
Finance and housing(9)	8.5	8.4	8.2	7.6	7.4		7.1
Other services(10)	21.9	20.6	20.4	22.2	22.7		23.5

Total service sector	58.4	56.9	56.6	58.9	57.3		58.7

Total employed	100.0	100.0	100.0	100.0	100.0		100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(3)	Preliminary results as of December 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(4)	Preliminary results as of December 2022 based on the 2022 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of December 2023 based on the 2023 Annual Estimates of Labor Force Survey December rounds.
(6)	Preliminary results as of June 2024 based on the 2024 Annual Estimates of Labor Force Survey June rounds.
(7)	Does not include OFWs.
(8)	Preliminary data for 2023.
(9)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(10)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage adjustments, which vary based on region and industry. Under Philippine law, minimum wage adjustments may only be increased once in any 12-month period. However, petitions for a minimum wage increase may be entertained when there is a supervening condition, such as an extraordinary increase in the prices of petroleum products and/or basic goods and services. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. As of July 2024, the minimum wage for non-agricultural workers in the Metro Manila, was ₱645 per day, while for agricultural workers, the minimum wage was ₱608 per day. In other regions of the Republic, the minimum wage for non-agricultural workers ranges from ₱361 to ₱520 per day, while for agricultural workers the minimum wage ranges from ₱336 to ₱479 per day.

In 2021, the total number of employed persons in the Republic, excluding OFWs, was estimated at 44.0 million. The unemployment rate was 7.8% in 2021, lower than the 10.3% unemployment rate recorded in 2020. The rate of labor force participation and the rate of underemployment were 63.3% and 15.9%, respectively, representing an increase from 59.5% in 2020, and a decrease from 16.2% in 2020, respectively.

In 2022, the total number of employed persons in the Republic, excluding OFWs, was estimated at 46.9 million. The unemployment rate was 5.4% in 2022, lower than the 7.8% unemployment rate recorded in 2021. The rate of labor force participation and the rate of underemployment were 64.7% and 14.2% respectively, representing an increase from 63.3% in 2021, and a decrease from 15.9% in 2021, respectively.

As of June 2024, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 50.3 million. The unemployment rate was 3.1% as of June 2024 based on preliminary data, lower than the 4.5% unemployment rate recorded as of June 2023. The rate of labor force participation was 66.0% as of June 2024, lower than 66.1% as of June 2023. As of June 2024, workers in the Republic were primarily employed in the service sector, representing 60.2% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 21.1% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 21.1% and 20.2%, respectively, of the total employed as of June 2024, compared to 23.8% and 18.1%, respectively, as of June 2023.

The following tables present employment information in the Republic by gender and by age group:

	Percentage Distribution of Population 15 Years Old and over by Employment Status, by Age Group
Age Group	June 2023	June 2024
	(Unemployed)
	(all figures in percentages)
Both sexes 15 — 24	30.6	35.9
25 — 34	35.4	35.2
35 — 44	15.1	14.2
45 — 54	11.5	9.4
55 — 64	6.6	4.2
65 and over	0.9	1.1
Not reported	0.0	0.0
Total for all ages	100.0	100.0

Sources: Philippine Statistics Authority; June 2024 Labor Force Survey.

	Percentage Distribution of Labor Force by Sex
Sex	June 2023	June 2024
	(all figures in percentages)
Labor Force
Male	58.0	57.9
Female	42.0	42.1

Total	100.0	100.0
Employed
Male	58.1	58.1
Female	41.9	51.9

Total	100.0	100.0
Unemployed
Male	54.4	50.2
Female	45.6	49.8

Total	100.0	100.0

Sources: Philippine Statistics Authority; June 2024 Labor Force Survey.

As of June 2024, 35.9% of the total unemployed population consisted of young people aged 15 to 24 years old, higher than the 30.6% recorded as of June 2023. In terms of gender, the female population represented 51.9% and 49.8% of the employed and unemployed workforce, respectively, as of June 2024, whereas the male population represented 58.1% and 50.2% of the employed and unemployed workforce, respectively, as of June 2024.

The PSA publishes statistics on poverty in the Republic measured in terms of a Government-determined per capita poverty threshold, which is the minimum income required for a family or individual to meet basic food and non-food requirements and a per capita subsistence threshold, which is the minimum income required for a family or individual to meet basic food requirements. According to the PSA, the proportion of families with per capita income below the per capita poverty threshold was 10.9% in 2023, a decrease from the 13.2% and 12.1% recorded in 2021 and 2018, respectively. The poverty incidence in 2023 was 15.5%, a decrease from 18.1% recorded in 2021 and 16.7% recorded in 2018.

Overseas Employment

The Republic accounts for estimates of the amount of compensation of OFWs, as well as investment income of OFWs from their properties as net primary income, and net primary income accounted for 10.5% of GNI in the first six months of 2024, respectively, according to the PSA.

National Savings

The following table sets out gross savings and gross domestic savings as a percentage of GDP.

	National Savings
Item	2019	2020	2021	2022	2023
	(%)
Gross savings (% of GDP)	31.8	24.8	20.2	22.5	27.3

Gross domestic savings (% of GDP)	14.3	9.7	9.2	9.1	9.2

Source: World Bank national accounts data.

Balance of Payments

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2019	2020	2021	2022	2023	2024(1)
	($ in millions)
Current account(2)	(3,047)	11,578	(5,943)	(18,261)	(11,206)	(1,749)
Exports	136,889	119,867	130,082	143,234	152,101	38,827
Imports	139,936	108,289	136,024	161,495	163,307	40,576
Goods, Services, and Primary Income	(30,996)	(15,807)	(35,444)	(48,857)	(42,252)	(9,356)
Total exports	108,143	91,627	99,630	111,856	119,963	30,981
Total imports	139,139	107,435	135,074	160,714	162,215	40,337
Goods and Services	(36,272)	(19,909)	(38,767)	(53,806)	(46,668)	(10,724)
Exports	94,741	80,034	87,798	98,832	103,601	26,768
Imports	131,013	99,943	126,565	152,638	150,269	37,493
Goods	(49,312)	(33,775)	(52,806)	(69,701)	(65,788)	(14,662)
Exports	53,477	48,212	54,228	57,710	55,316	14,041
Imports	102,788	81,987	107,034	127,412	121,104	28,703
Services	13,039	13,866	14,039	15,895	19,120	3,938
Exports	41,264	31,822	33,570	41,122	48,285	12,727
Imports	28,225	17,956	19,531	25,226	29,165	8,790
Primary Income	5,276	4,101	3,323	4,949	4,416	1,368
Receipts	13,402	11,594	11,832	13,024	16,362	4,212
Payments	8,125	7,492	8,509	8,076	11,946	2,844
Secondary Income	27,949	27,386	29,501	30,596	31,046	7,607
Receipts	28,746	28,240	30,452	31,378	32,138	7,846
Payments	797	854	950	781	1,092	239
Capital account(2)	127	63	80	23	67	16
Receipts	147	88	99	86	81	19
Payments	20	25	19	62	14	3
Financial account(3)	(8,034)	(6,906)	(6,433)	(13,885)	(15,415)	(4,911)
Net acquisition of financial assets(4)	7,297	13,286	10,261	2,533	2,836	3,012
Net incurrence of liabilities(4)	15,331	20,192	16,694	16,419	18,251	7,923
Direct investment	(5,320)	(3,260)	(9,732)	(5,631)	(4,959)	(2,257)
Net acquisition of financial assets(4)	3,351	3,562	2,251	3,861	3,905	712
Net incurrence of liabilities(4)	8,671	6,822	11,983	9,492	8,864	2,969
Portfolio investment	(2,474)	(1,680)	10,237	(1,684)	925	(58)
Net acquisition of financial assets(4)	2,402	6,567	7,809	(281)	1,507	2,684
Net incurrence of liabilities(4)	4,876	8,246	(2,428)	1,402	582	2,742
Financial derivatives	(173)	(199)	49	(48)	(115)	(61)
Net acquisition of financial assets(4)	(874)	(796)	(449)	(632)	(779)	(187)
Net incurrence of liabilities(4)	(701)	(596)	(498)	(584)	(664)	(126)
Other investment	(67)	(1,767)	(6,987)	(6,523)	(11,266)	(2,535)
Net acquisition of financial assets(4)	2,417	3,953	649	(415)	(1,797)	(197)
Net incurrence of liabilities(4)	2,484	5,720	7,636	6,108	9,469	2,338
Net unclassified items(5)	2729	(2,526)	774	(2,911)	(604)	(2,941)
Overall balance of payments position(7)	7,843	16,022	1,345	(7,263)	3,672	238

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data for the three months ended March 31, 2024.

(2)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(3)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(4)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(5)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(6)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In the first three months of 2024, based on preliminary data, the overall balance of payments position of the Republic recorded a surplus of $238 million, compared to a surplus of $3.5 billion for the same period of 2023. The decline in surplus was primarily a result of decreased deficits in (i) the current account by 60.6% from $4.4 billion in the first three months of 2023 to $1.7 billion in the first three months of 2024, (ii) the goods, services and primary income account by 20.8% from $11.8 billion in the first three months of 2023 to $9.4 billion in the first three months of 2024, (iii) the goods and services account by 14.2% from $12.5 billion in the first three months of 2023 to $10.7 billion in the first three months of 2024, (iv) the goods account by 14.7% from $17.2 billion in the first three months of 2023 to $14.7 billion in the first three months of 2024, (v) the financial account by 17.1% from $5.9 billion in the first three months of 2023 to $4.9 billion in the first three months of 2024 and (vi) the other investment account by 54.5% from $5.8 billion in the first three months of 2023 to $2.5 billion in the first three months of 2024. This was partially offset by a 180.3% increase in the deficit of the direct investment account from $805 million in the first three months of 2023 to $2.3 billion in the first three months of 2024.

Current Account

In the first three months of 2024, according to preliminary data, the current account recorded a deficit of $1.7 billion, compared to a deficit of $4.4 billion in the first three months of 2023. The lower deficit was primarily due to a 54.5% decrease in the trade in other investment deficit from $5.6 billion in the first three months of 2023 to $2.5 billion in the first three months of 2024. However, this was partially offset by a 180.3% increase in the direct investment deficit from $805 million in the first three months of 2023 to $2.3 million in the first three months of 2024.

Goods Trade

In the first three months of 2024, according to preliminary data, the trade in goods deficit decreased by 14.7% to $14.7 billion, compared to $17.2 billion in the first three months of 2023. The lower deficit was primarily a result of a 10.3% increase in exports, which increased to $14.0 billion in the first three months of 2024 compared to $12.7 billion in the first three months of 2023. This was partially offset by a 4.1% decrease in imports, which decreased to $28.7 billion in the first three months of 2024 compared to $29.9 billion in the first three months of 2023.

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual						Growth Rates		January-March		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2023(1)	2024(2)	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	(S in millions, except percentages)
Agricultural products
Coconut products	1,294	1,230	1,947	2,563	1,538	482	(40.0)	19.5	229	482	19.5	1.8	2.7
Sugar and products	67	66	76	6	5	1	(24.1)	42.0	0	1	42.0	0.1	0.0
Fruits and vegetables	2,854	2,624	2,248	2,199	2,273	584	(3.4)	11.1	321	584	11.1	4.0	3.2
Other agro-based products	952	864	1,000	1,123	958	252	(14.7)	3.0	160	252	3.0	1.3	1.4
Total agricultural based products	5,167	4,784	5,271	5,891	4,773	1,318	(19.0)		711	1,318		7.3	7.3
Forest products	358	297	377	357	270	42	(24.4)	(44.7)	49	42	(44.7)	0.5	0.2
Mineral products	4,664	5,080	6,721	7,268	7,074	1,578	(2.7)	(7.4)	933	1,578	(7.4)	6.6	8.8
Petroleum products	226	193	6	7	7	2	(4.6)	(0.2)	1	2	(0.2)	0.3	0.0
Manufacturing
Electronic products	40,022	37,965	42,496	46,155	41,906	10,468	(9.2)	13.4	5,665	10,468	13.4	56.4	58.2
Other electronics	3,469	2,724	3,432	3,504	3,744	862	6.8	(11.0)	620	862	(11.0)	4.9	4.8
Garments	928	652	742	854	706	150	(17.4)	(12.2)	110	150	(12.2)	1.3	0.8
Textile yarns/fabrics	217	313	294	291	248	62	(14.8)	(6.1)	72	62	(6.1)	0.3	0.3
Footwear	132	114	111	108	82	9	(24.6)	(50.5)	12	9	(50.5)	0.2	0.1
Travel goods and handbags	745	420	647	706	567	103	(19.8)	(16.6)	83	103	(16.6)	1.0	0.6
Wood manufacturing	251	187	205	167	70	17	(58.3)	(20.2)	16	17	(20.2)	0.4	0.1
Furniture and fixtures	299	344	381	309	289	65	(6.4)	(9.2)	46	65	(9.2)	0.4	0.4
Chemicals	1,508	1,339	1,939	1,880	1,771	456	(5.8)	6.6	270	456	6.6	2.1	2.5
Non-metallic mineral manufacturing	267	226	296	309	287	70	(7.0)	(9.8)	50	70	(9.8)	0.4	0.4
Machinery and transport equipment	4,128	2,249	2,371	2,215	2,415	629	9.0	(4.6)	424	629	(4.6)	5.8	3.5
Processed food and beverages	1,330	1,245	1,465	1,404	1,306	355	(7.0)	16.0	189	355	16.0	1.9	2.0
Iron and steel	93	37	67	133	143	34	7.7	(24.6)	28	34	(24.6)	9.1	0.2
Baby carriages, toys, games and sporting goods	269	237	294	325	283	50	(13.0)	(24.2)	42	50	(24.2)	0.4	0.3
Basketwork, wickerwork, and other articles of plaiting materials	31	43	63	45	38	8	(15.6)	(8.1)	6	8	(8.1)	0.0	0.0
Miscellaneous	963	819	1,018	885	690	173	(22.1)	(5.3)	121	173	(5.3)	1.4	1.0
Others	4,227	4,880	5,232	5,361	5,341	1,173	(0.4)	(15.2)	895	1,173	(15.2)	6.0	6.5
Total Manufacturing	58,876	53,793	61,053	64,651	59,884	14,686	(7.4)	6.2	8,619	14,686	6.2	83.0	81.7
Special transactions	1,637	1,067	1,265	1,400	1,520	349	8.6	(7.4)	232	349	(7.4)	2.3	1.9
Total exports	70,927	65,215	74,693	79,574	73,527	17,976	(7.6)	4.8	10.545	17,976	4.8	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Export of Goods by Destination						Percentage of Total Exports
	2019	2020	2021	2022	2023(1)	2024(2)	2019	2024(2)
	($ millions)						(%)
Country/Region
North America(3)	12,860	10,971	13,053	14,562	13,037	3,146	18.1	17.5
United States	11,567	10,018	11,852	13,072	11,548	2,813	16.3	15.6
Europe(4)	8,890	7,584	9,315	10,006	9,609	2,453	12.5	13.6
European Union(5)	7,779	6,536	8,062	8,709	8,377	2,132	11.0	11.9
Asia(6)	47,101	45,629	50,972	53,560	49,556	12,057	66.4	67.1
Japan	10,675	10,034	10,739	11,123	10,456	2,509	15.1	14.0
People’s Republic of China	9,814	9,830	11,562	10,980	10,925	2,158	13.8	12.0
Hong Kong	9,625	9,226	9,932	10,364	8,844	2,416	13.6	13.4
South Korea	3,241	2,855	2,576	3,125	3,534	1,028	4.6	5.7
Singapore	3,832	3,775	4,196	4,915	3,528	704	5.4	3.9
Taiwan	2,253	2,121	2,526	2,983	2,638	721	3.2	4.0
Southeast Asia(7)	6,958	6,469	7,962	8,563	7,692	2,000	9.8	11.1
Oceania(8)	527	463	632	690	684	158	0.7	0.9
Middle East(9)	831	629	570	642	715	203	1.2	1.1
Others(10)	717	569	721	757	731	162	1.0	0.9

Total	70,927	65,215	74,693	79,574	73,617	17,976	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of March 31, 2024.
(3)	Includes the United States, Canada, and others.
(4)	Includes the European Union, Switzerland, the Russian Federation, and others.
(5)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(6)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(7)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(8)	Includes Australia, New Zealand, Pacific Island, and others.
(9)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(10)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In the first three months of 2024, according to preliminary PSA data, total exports of goods increased by 4.8% to $18.0 billion, from the $10.5 billion recorded in the first three months of 2023. This was primarily a result of an increase in exports of manufactured goods, which comprised a 6.2% increase in the export of manufactured goods from $8.6 billion in the first three months of the first three months of 2023 to $14.7 billion in the first three months of 2024.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports by Major Commodity Groups
	Annual						Growth Rates		January-June		Growth Rates	Percentage of Total Imports
	2019	2020	2021	2022	2023(1)	2024(2)	2023(1)	2024(2)	2023	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Commodities
Capital goods	37,434	37,434	35,461	37,917	35,684	17,039	(5.9)	(6.2)	18,158	17,039	(6.2)	33.5	27.7
Raw materials and Intermediate goods
Unprocessed raw materials	3,576	3,576	4,400	6,078	6,849	3,111	12.7	(11.7)	3,522	3,111	(11.7)	3.2	5.1
Semi-proccssed raw materials	37,041	37,041	43,583	46,250	38,584	19,072	(16.6)	(1.5)	19,362	19,072	(1.5)	33.2	31.1
Raw materials and intermediate goods	40,617	40,617	47,984	52,328	45,432	22,183	(13.2)	(3.1)	22,885	22,183	(3.1)	36.4	36.1
Mineral fuels and lubricants	13,362	13,362	13,625	23,795	19,922	10,102	(16.3)	(0.6)	10,039	10,102	0.6	12.0	16.5
Consumer goods
Durable	10,176	10,176	9,027	10,617	12,426	5,695	17.0	(3.4)	5,895	5,695	(3.4)	9.1	9.3
Non-durable	9,081	9,081	9,842	11,758	4	6,132	2.1	6.6	5,750	6,132	6.6	8.1	10.0
Total consumer goods	19,260	19,260	18,868	22,375	24,430	11,827	9.2	1.6	11,645	11,827	1.6	17.3	19.3
Special transactions(1)	920	920	947	805	478	256	(40.6)	8.7	235	256	8.7	0.8	0.4

Total imports	111,593	111,593	116,885	137,221	125,946	61,407	(8.1)	(2.5)	62,962	61,407	(2.5)	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of June 30, 2024.

	Import of Goods by Source/Origin						Percentage of Total Imports
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	($ millions)						(%)
Country/Region
North America(2)	8,781	7,555	8,749	9,809	9,678	2,203	7.9	7.5
United States	8,072	6,922	7,751	8,917	8,418	1,940	7.2	6.6
Europe(3)	11,117	8,052	9,638	10,100	9,409	2,046	10.0	6.9
European Union(4)	8,531	6,036	7,673	7,796	7,794	1,742	7.6	5.9
Asia(5)	84,186	69,460	91,244	110,782	100,550	23,500	75.4	79.7
Japan	10,580	8,616	11,108	12,353	10,288	2,457	9.5	8.3
People’s Republic of China	25,496	20,868	26,799	28,217	29,392	7,107	22.8	24.1
Hong Kong	3,598	2,784	3,268	3,102	2,011	536	3.2	1.8
South Korea	8,477	6,895	9,351	12,321	8,488	2,105	7.6	7.1
Singapore	6,658	5,622	6,948	8,118	7,095	1,362	6.0	4.6
Taiwan	4,753	4,683	5,763	6,800	4,686	950	4.3	3.2
Southeast Asia(6)	22,465	18,153	25,483	32,109	30,581	6,901	20.1	23.4
Oceania(7)	2,213	1,443	2,310	3,599	4,225	770	2.0	2.6
Middle East(8)	3,704	1,867	3,965	5,344	5,545	1,382	3.3	4.7
Others(9)	717	1,592	1,974	3,391	2,348	964	0.6	3.3

Total	111,593	89,812	116,885	137,221	126,209	29,482	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data as of March 31, 2024.
(2)	Includes the United States, Canada, and Mexico.
(3)	Includes the European Union, Switzerland, the Russian Federation, and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In the first six months of 2024, according to preliminary PSA data, total imports of goods decreased by 2.5% to $61.4 billion, from the $63.0 billion recorded in the first six months of 2023. This was primarily a result of the decline in commodity prices, which resulted in decreases in capital goods, unprocessed raw materials, and dairy products by 6.2%, 11.7%, and 11.8% to $17.0 billion, $3.1 billion and $622 million in the first six months of 2024, respectively, from $18.2 billion, $3.5 billion and $706 million in the first six months of 2023, respectively. However, this was offset by a 6.6% increase in the import of non-durable consumer goods from $5.8 billion in the first six months of 2023 to $6.1 billion in the first six months of 2024.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total services	13,039	13,866	14,039	15,895	19,120	3,938
Exports	41,264	31,822	33,570	41,122	48,285	12,727
Imports	28,225	17,956	19,531	25,226	29,165	8,790
Manufacturing services on physical inputs owned by others	4,339	4,152	5,033	5,443	4,913	1,190
Exports	4,339	4,152	5,033	5,443	4,913	1,190
Imports	—	—	—	—	—	—
Maintenance and repair services	(61)	(11)	(8)	(70)	(153)	(42)
Exports	110	59	42	112	100	25
Imports	171	70	50	181	253	67
Transport	(2,280)	(2,525)	(3,493)	(3,967)	(3,982)	(636)
Exports	2,883	1,669	1,568	2,688	3,040	1,097
Imports	5,164	4,194	5,060	6,655	7,022	1,734
of which: Passenger	787	460	163	520	758	111
Exports	1,674	708	353	1,065	1,501	410
Imports	887	248	190	544	743	299
of which: Freight	(3,046)	(3,132)	(3,989)	(4,986)	(4,974)	(1,067)
Exports	763	564	672	760	630	157
Imports	3,809	3,696	4,661	5,746	5,603	1,224
of which: Other	(282)	147	333	498	233	320
Exports	446	396	542	863	909	531
Imports	468	249	209	364	676	211
Travel	(2,257)	(2,298)	(2,66)	(744)	(2,455)	(164)
Exports	9,781	1,791	600	4,174	9,118	2,912
Imports	12,038	4,088	3,262	4,918	6,664	3,076
Construction services	(5)	(11)	41	16	(94)	(57)
Exports	66	85	88	74	121	25
Imports	71	97	47	57	214	82
Insurance and pension services	(1,554)	(1,314)	(1,749)	(1,893)	(1,913)	(442)
Exports	90	75	101	100	86	17
Imports	1,644	1,389	1,850	1,993	1,999	458
Financial services	(539)	(453)	(211)	(752)	(1,126)	(423)
Exports	232	90	194	244	307	69
Imports	772	543	405	996	1,434	492
Charges for the use of intellectual property	(805)	(504)	(590)	(539)	(421)	(132)
Exports	28	15	33	12	30	1
Imports	833	519	623	551	452	134
Telecommunications, computer, and information services	4,766	4,414	4,179	4,591	5,162	1,234
Exports	6,098	5,930	6,300	6,673	7,098	1,778
Imports	1,332	1,515	2,121	2,082	1,936	543
Other business services	11,981	12,815	13,986	14,188	14,585	3,476
Exports	17,456	17,798	19,478	21,456	23,291	5,549
Imports	5,475	4,983	5,492	7,268	8,707	2,073

	Service Trade
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Personal, cultural and recreational services	(26)	(18)	(103)	(28)	(27)	25
Exports	161	136	112	127	153	59
Imports	187	154	214	155	126	35
Government services	(520)	(381)	(385)	(351)	(332)	(90)
Exports	19	22	22	21	26	6
Imports	539	403	407	372	358	96

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

In the three months ended 2024, according to preliminary data, the trade-in-services account showed a 16.2% decline from a $4.7 billion surplus in the three months ended 2023 to a $3.9 billion surplus. This was primarily a result of a 122.0% decline in the surplus from travel, from a surplus of $0.7 billion in the three months ended 2023 to a deficit of $0.2 billion in the three months ended 2024. This was also the result of a 176.9% increase in deficit for financial services from a deficit of $0.2 billion in the three months ended 2023 to $0.4 billion in the three months ended 2024.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total Primary Income	5,276	4,101	3,323	4,949	4,416	1,368
Receipts	13,402	11,594	11,832	13,024	16,362	4,212
Payments	8,125	7,492	8,509	8,076	11,946	2,844
Compensation of employees	8,685	8,413	8,662	8,878	9,070	2,259
Receipts	8,827	8,549	8,825	9,067	9,289	2,295
Payments	142	136	163	189	219	36
Investment income	(3,409)	(4,311)	(5,339)	(3,930)	(4,654)	(890)
Receipts	4,575	3,045	3,007	3,957	7,072	1,917
Payments	7,894	7,356	8,346	7,887	11,727	2,808
Direct investment	(2,740)	(3,076)	(4,123)	(3,136)	(4,048)	(570)
Receipts	2,033	1,218	872	1,280	2,941	772
Payments	4,773	4,293	4,995	4,416	6,989	1,342
Income on equity and investment fund	(3,410)	(3,476)	(4,647)	(2,904)	(3,765)	(488)
Receipts	565	362	234	57	257	40
Payments	3,975	3,838	4,881	2,961	4,022	528
Dividends and withdrawals from income of quasi-corporations	(2,379)	(2,682)	(3,530)	(1,494)	(2,414)	(231)
Receipts	464	212	253	181	368	68
Payments	2,843	2,894	3,784	1,675	2,783	299
Reinvested earnings	(1,031)	(794)	(1,117)	(1,410)	(1,351)	(257)
Receipts	101	150	(20)	(125)	(112)	(28)
Payments	1,132	944	1,097	1,286	1,239	229

	Primary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Interest	670	400	524	(232)	(283)	(82)
Receipts	1,468	855	639	1,223	2,684	731
Payments	798	455	115	1,455	2,967	814
Portfolio investment	(2,004)	(1,962)	(2,264)	(2,393)	(2,096)	(954)
Receipts	377	456	693	389	425	104
Payments	2,380	2,417	2,957	2,782	2,521	1,058
Income on equity and investment fund shares	(985)	(825)	(846)	(901)	(805)	(497)
Receipts	1	10	6	1	12	2
Payments	986	835	852	902	817	499
Dividends on equity excluding investment fund shares	(985)	(825)	(846)	(901)	(805)	(497)
Receipts	1	10	6	1	12	2
Payments	986	835	852	902	817	499
Interest	(1,019)	(1,136)	(1,418)	(1,492)	(1,291)	(457)
Receipts	375	446	687	388	413	102
Payments	1,394	1,582	2,105	1,880	1,704	559
Short term	(5)	(84)	(385)	(276)	(63)	(2)
Receipts	8	118	133	12	10	0
Payments	12	202	518	288	73	2
Long term	(1,014)	(1,052)	(1,033)	(1,216)	(1,228)	(455)
Receipts	367	328	555	376	403	102
Payments	1,381	1,380	1,587	1,592	1,631	557
Central Banks	(13)	(12)	(12)	(10)	(8)	0
Deposit-taking corporation, except the central bank	(143)	(143)	(145)	(161)	(129)	(27)
General government	(1,100)	(1,073)	(1,261)	(1,196)	(1,333)	(504)
Other sectors	242	176	384	151	242	76
Receipts	367	328	555	376	403	102
Payments	125	152	171	226	160	26
Other investment income	(192)	(381)	(258)	(151)	(954)	(41)
Receipts	639	264	135	538	1,263	367
Payments	831	645	393	689	2,217	408
Central banks	(12)	(4)	(1)	(28)	(134)	(39)
Receipts	0	0	0	0	0	0
Payments	12	4	1	28	134	39
Deposit-taking corporation, except the central bank	275	105	60	367	627	173
Receipts	420	196	115	447	811	225
Payments	145	91	55	80	184	52
General government	(467)	(374)	(210)	(439)	(1,545)	(210)
Other sectors	12	(108)	(107)	(51)	(98)	34
Receipts	219	69	21	91	452	142
Payments	207	176	127	142	354	108

Source: Bangko Sentral.

Note:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

In 2023, according to preliminary data, the primary income account recorded a surplus of $4.4 billion, representing a 10.8% decrease from the surplus of $4.9 billion recorded in 2022. The decreased surplus was primarily the result of a 18.4% decrease in net payment of investment income from $3.9 billion in 2022 to $4.7 billion recorded in 2023.

In the three months ended 2024, according to preliminary data, the primary income account recorded a surplus of $1.4 billion, representing a 101.9% increase from the surplus of $0.7 billion recorded in the three months ended 2023. The increased surplus was primarily the result of a 61.3% increase in direct investment income from a deficit of $1.5 billion in the three months ended 2023 to a deficit $0.6 billion recorded in the three months ended 2024.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total Secondary Income	27,949	27,386	29,501	30,596	31,046	7,607
Receipts	28,746	28,240	30,452	31,378	32,138	7,846
Payments	797	854	950	781	1,092	239
General Government	846	631	720	550	518	121
Receipts	883	671	760	590	555	136
Payments	37	39	39	41	37	15
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	27,103	26,754	28,781	30,047	30,528	7,486
Receipts	27,863	27,569	29,692	30,788	31,583	7,710
Payments	760	815	911	741	1,055	224
Personal transfers	26,256	26,259	27,767	28,873	29,716	7,301
Receipts	26,341	26,334	27,860	28,982	29,807	7,327
Payments	84	75	93	109	91	26
Other current transfers	846	496	1,014	1,174	812	185
Credit	1,523	1,236	1,832	1,806	1,775	383
Debit	676	740	818	632	964	198

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

In the three months ended 2024, according to preliminary data, the secondary income account recorded a surplus of $7.6 billion, 3.1% higher than the $7.4 billion recorded in the three months ended 2023. This increased surplus was due mainly to a 3.1% increase in financial corporations, nonfinancial corporations, households, and non-profit institutions serving households, from $7.3 billion in the three months ended 2023 to $7.5 billion in the three months ended 2024.

Financial Account

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total direct investment	(5,320)	(3,260)	(9,732)	(5,631)	(4,959)	(2,257)
Net acquisition of financial assets	3,351	3,562	2,251	3,861	3,905	712
Direct investor in direct investment enterprises	926	125	285	563	866	91
Placements	1,103	248	501	748	986	152
Withdrawals	178	123	216	185	120	60
Reinvestment of earnings	101	150	(20)	(125)	(112)	(28)
Debt instruments	2,325	3,287	1,986	3,423	3,151	648
Direct investor in direct investment enterprises	418	22	401	101	375	83
Direct investment enterprises in direct investor	1,907	3,265	1,584	3,322	2,776	566
Net incurrence of liabilities	8,671	6,822	11,983	9,492	8,864	2,969
Equity and investment fund shares	3,427	2,651	4,476	3,243	2,530	1,139
Direct investor in direct investment enterprises	2,295	1,706	3,379	1,957	1,291	910
Placements	3,002	2,099	3,934	2,206	1,838	1,129
Withdrawals	706	392	555	249	547	219
Reinvestment of earnings	1,132	944	1,097	1,286	1,239	229
Debt instruments	5,244	4,172	7,507	6,250	6,334	1,830
Direct investor in direct investment enterprises	4,500	3,868	7,333	6,019	6,456	1,819
Direct investment enterprises in direct investor	744	304	174	231	(122)	11

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Portfolio investment	(2,474)	(1,680)	10,237	(1,684)	925	(58)
Net acquisition of financial assets	2,402	6,567	7,809	(281)	1,507	2,684
Equity and investment fund shares	702	1,014	1,786	(529)	1,395	201
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	81	2	(35)	(3)	(40)	(4)
Other sectors	622	1,012	1,821	(525)	1,435	205
Debt securities	1,700	5,553	6,023	247	112	2,483
Central bank	95	1,378	3,414	97	91	18
Deposit-taking corporations, except the central bank	1,983	1,985	(1,414)	(656)	(819)	1,847
Other sectors	(379)	2,190	4,024	806	839	618
Net incurrence of liabilities	4,876	8,246	(2,428)	1,402	582	2,742
Equity and investment fund shares	1,764	(2,541)	(975)	(488)	396	1,014
Deposit-taking corporations, except the central bank	(99)	(739)	803	645	1,144	1,036
Other sectors	1,863	(1,802)	(1,778)	(1,133)	(748)	(22)
Debt securities	3,112	10,787	(1,452)	1,890	186	1,728
Central bank	(6)	(24)	(7)	(8)	(14)	0
Deposit-taking corporations, except the central bank	1,304	424	(1,069)	156	(1,645)	1,303
General government	600	6,094	225	2,945	1,932	190
Other sectors	1,214	4,294	(601)	(1,202)	(87)	236

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2024.

From 2019 to March 31, 2024, the Government did not engage in derivative transactions with non-resident counterparties for either hedging or speculative purposes. However, the Bangko Sentral occasionally engages in derivative instrument transactions such as options, forwards and swaps for purposes of managing risk and enhancing yield.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total other investment	(67)	(1,767)	(6,987)	(6,523)	(11,266)	(2,535)
Net acquisition of financial assets	2,417	3,953	649	(458)	(1,797)	(197)
Currency and deposits	1,019	2,673	(631)	21	(1,224)	93
Deposit-taking corporations, except the central bank	787	1,240	184	(629)	(753)	(263)
Other sectors	232	1,433	(815)	650	(471)	356
Loans	1,210	1,174	1,165	(520)	(744)	(346)
Deposit-taking corporations, except the central bank	1,210	1,174	1,165	(520)	(744)	(346)
Trade credits and advances(2)	188	118	141	94	92	51
Other accounts receivable	0	(12)	(26)	(11)	79	4
Net incurrence of liabilities	2,484	5,720	7,636	6,108	9,469	2,338
Currency and deposits	169	(333)	380	479	(141)	(223)
Loans	2,111	6,462	4,421	5,242	9,524	1,969
Deposit-taking corporations, except the central bank	267	(3,260)	(1,166)	28	2,087	80
Long-term	—	—	—	—	—	—
Short-term	267	(3,260)	(1,166)	28	2,087	80
General government	1,463	7,334	4,450	3,757	4,770	1,901
Long-term drawings	2,627	8,517	5,642	4,795	6,066	2,077
Long-term repayments	1,164	1,182	1,192	1,038	1,296	176
Other sectors	382	2,387	1,137	1,457	2,667	(12)
Long-term	263	1,932	704	1,518	3,022	(75)
Drawings	2,219	3,507	2,602	3,354	6,692	100
Repayments	1,956	1,576	1,898	1,837	3,670	175
Short-term	118	456	432	(61)	(355)	63
Trade credits and advances	117	(787)	265	510	(70)	86
Other accounts payable—other	87	378	(202)	(123)	155	507

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	All trade credits are short-term credits in non-governmental sectors.
(3)	Preliminary data for the three months ended March 31, 2024.

According to preliminary data, the financial account recorded a net outflow of $4.9 billion in the three months ended 2024, less than the net outflow of $5.9 billion in the three months ended 2023. This decrease in net outflow was primarily a result of a 1,348.3% increase in the net inflow of net acquisition of financial assets from an outflow of $0.2 billion in the three months ended 2023 to a net inflow of $3.0 billion in the three months ended 2024. This was partially offset by a 180.3% decrease in direct investment from a net outflow of $0.8 billion in the three months ended 2023 to a net outflow of $2.3 billion in the three months ended 2024.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
	2019	2020	2021	2022	2023(2)	2024(3)
	($ in millions)
Industry
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1	1,138.7
Agriculture, forestry and fishing	0.4	0.0	0.4	3.7	5.2	0.9
Mining and quarrying	1.4	0.6	6.0	5.0	7.1	(1.4)
Manufacturing	303.2	754.0	550.6	737.5	931.8	1,074.4
Electricity, gas, steam and air conditioning supply	307.2	(38.3)	2,042.3	51.5	(11.4)	10.2
Water supply, sewerage, waste management and remediation activities	5.8	4.7	(8.5)	0.0	0.0	0.0
Construction	66.0	99.8	51.5	160.9	69.7	21.8
Wholesale and retail trade and repair of motor vehicles and motorcycles	(180.7)	93.4	16.2	107.1	101.4	(45.0)
Transportation and storage	104.8	102.9	72.6	30.5	30.7	4.6
Accommodation and food service activities	20.6	7.8	10.2	16.6	21.1	8.9
Information and communication	357.1	130,0	56.5	177.4	82.7	7.0
Financial and insurance activities	949.7	230.5	362.2	255.9	(65.5)	(27.5)
Real estate activities	250.4	187.9	137.1	353.8	89.8	63.6
Professional, scientific and technical activities	8.1	24.4	48.1	33.6	14.0	2.5
Administrative and support service activities	59.5	90.7	15.3	11.5	9.6	6.8
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.1	0.1
Education	1.5	0.8	7.3	0.9	1.8	1.2
Human health and social work activities	32.2	14.3	8.0	3.4	2.5	0.3
Arts, entertainment and recreation	9.1	2,8	3.3	0.9	0.1	10.2
Other service activities	(1.0)	0.1	0.3	6.9	0.5	0.2
Others, not elsewhere classified(4)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	1,132.0	944.2	1,097.1	1,285.5	1,239.3	406.5
Debt instruments	5,244.2	4,171.6	7,506.9	6,249.6	6,333.6	2,478.6

Total	8,671.4	6,822.1	11,983.4	9,492.2	8,864.0	4,023.9

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data as of May 31, 2024.
(4)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)(2)
	2019	2020	2021	2022	2023(3)	2024(4)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1	1,138.7
Asia	1,540.5	1,185.9	3,326.2	1,585.9	1,089.6	352.5
ASEAN(5)	662.2	295.8	2,582.0	673.1	224.6	73.3
Middle East(6)	6.0	8.9	6.3	45.8	(2.9)	0.9
Other Asia	872.3	881.2	737.9	867	867.9	278.3
Americas	321.1	191.6	157.1	260.0	127.3	42.8
Oceania	0.1	(2.6)	(8.2)	6.4	6.3	1.7
Europe	383.5	329.3	(96.8)	104.3	66.9	740.9
European Union(7)(8)	351.7	278.7	(121.3)	29.2	64.0	(23.8)
Other Europe	31.9	50.6	24.5	75.1	2.9	764.7
Africa	49.2	1.1	1.0	0.5	0.7	0.6
Others(9)	0.7	0.9	0.0	0.1	0.2	0.2
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(10)	1,132.0	944.2	1,097.1	1,285.5	1,239.3	406.5
Debt instruments(10)	5,244.2	4,171.6	7,506.9	6,249.6	6,333.6	2,478.6
Total	8,671.4	6,822.1	11,983.4	9,492.2	8,864.0	4,023.9

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)

Effective July 17, 2023, the BSP adopted the country list based on the ISO 3166 Country Codes and the country classification based on Continental Grouping (Asia, America, Oceania, Europe, and Africa). For comparability across periods, the data for 2019-2024 were revised to reflect the updated totals by continental group.

(3)	Preliminary data.
(4)	Preliminary data as of May 31, 2024.
(5)	Includes Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Singapore, Thailand and Viet Nam.
(6)

Includes Bahrain, Egypt, the Islamic Republic of Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, Palestinian Territory, Qatar, Saudi Arabia, the Syrian Arab Republic (Syria), United Arab Emirates and Yemen.

(7)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

(8)	The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 2021 were revised to reflect the UK’s exit from EU.
(9)	Other countries not specified.
(10)	Country breakdowns statistics are not available.

In 2023, according to preliminary data, net inflows of foreign direct investment were $8.9 billion, 6.6% lower than the $9.5 billion recorded in 2022. The lower inflows were mainly due to a decrease in inflows for net equity other than reinvestment of earnings, which decreased from $2.0 billion in 2022 to $1.3 billion in 2023, and in the financial and insurance activities industry, from an inflow of $255.9 million for 2022 to an outflow of $65.5 million for 2023. This decrease was similarly observed for the construction industry, which had a decreased net inflow from $160.9 million for 2022, to $69.7 million for 2023, as well as for real estate activities, which inflows decreased from $353.8 million for 2022, to $89.8 million for 2023. However, these were slightly offset by an increase in net inflows for manufacturing activities, which increased from $737.5 million in 2022 to $931.8 million in 2023.

In the first five months of 2024, according to preliminary data, net inflows of foreign direct investment were $4.0 billion, 14.3% higher than the $3.5 billion recorded in the first five months of 2023. The higher inflows were mainly due to an increase in net equity other than reinvestment of earnings, which increased from $0.6 billion in the first five months of 2023 to $1.1 billion in the first five months of 2024. However, these were partially offset by a reversal in net inflows for wholesale and retail trade, repair of motor vehicles and motorcycle activities, from an inflow of $37.9 million in the first five months of 2023 to an outflow of $45.0 million in the first five months of 2024.

In the first five months of 2024, according to preliminary data, the contribution of new equity investments to net inflows of foreign direct investment increased to $1.1 billion in the first five months of 2024 from $627.7 million in the first five months of 2023. Foreign direct investment increased primarily as a result of an increase in new equity investments of foreign direct investment from Europe to a net inflow of $740.9 million in the first five months of 2024 from a net inflow of $150.14 million in the first five months of 2023. These were partially offset by a decrease in net inflow from the Americas, from a net inflow of $62.5 million in the first five months of 2023 to a net inflow of $42.8 million in the first five months of 2024. Reinvestment of earnings in the Republic decreased to $406.5 million in the first five months of 2024, compared with $410.7 million in the first five months of 2023.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2019	2020	2021	2022	2023	2024(1)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(2)	590.4	813.1	801.6	789.8	760.9	719.9
Gold	8,015.9	11,650.3	9,332.8	9,282.3	10,557.2	10,312.2
Special Drawing Rights (“SDR”)	1,181.9	1,232.9	3,938.9	3,764.8	3,809.6	3,750.4
Foreign investments	75,303.8	93,644.5	91,624.5	81,369.5	87,854.8	90,074.0
Foreign exchange(3)	2,747.5	2,821.6	3,096.6	942.8	770.7	791.2

Total	87,839.5	110,117.4	108,794.4	96,149.2	103,753.2	105,647.7

Total as number of months of imports of goods and services Total as a % of short-term debt(4)	7.6	12.3	9.7	7.2	7.7	7.8
Original maturity	510.5	775.0	721.0	578.5	606.9	607.5
Residual maturity	396.5	520.2	545.8	384.3	384.7	380.8

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of July 31, 2024.
(2)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months.

Preliminary data indicates that gross international reserves were $105.6 billion as of July 31, 2024, an increase from the $99.9 billion recorded as of July 31, 2023. This increase was mainly due to an increase of $6.4 billion in foreign investments to $90.1 billion as of July 31, 2024 from $83.7 billion as of July 31, 2023. The level of gross international reserves as of July 31, 2024 was sufficient to cover approximately 7.8 months of imports of goods and payments of services and income, and was equivalent to 6.1 times the Republic’s short-term debt based on original maturity and 3.8 times based on residual maturity. Net international reserves at the end of July 2024 were $105.6 billion.

Monetary System

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

	Money Supply (SRF-based)
	As of December 31,
	2019	2020	2021	2022	2023		2024(1)
	(₱ in billions, except percentages)
M1(2)
Currency in circulation	1,395.8	1,731.8	1,876.8	2,020.0	2,115.9		2,060.0
Current account deposits	3,104.5	3,724.1	4,323.3	4,603.3	4,750.0		4,842.8
Total	4,500.3	5,455.9	6,200.1	6,623.3	6,865.9		6,902.8
percentage increase(3)	15.7%	21.2%	13.6%	6.8%	3.7	%(6)	6.9	%(6)
M2(4)	12,293.2	13,564.2	14,769.5	15,918.1	16,948.8		17,107.3
percentage increase(3)	10.9%	10.3%	8.9%	7.8%	6.5	% (6)	7.1	%(6)
M3(4)	12,976.3	14,222.0	15,343.4	16,405.9	17,441.3		17,498.6
percentage increase(3)	11.5%	9.6%	7.9%	6.9%	6.3	% (6)	6.6	%(6)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data as of June 30, 2024.
(2)	Consists of currency in circulation and demand deposits.
(3)	Period-on-period.
(4)	Consists of M1, savings deposits and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Year-on-year changes.

As of December 31, 2023, according to preliminary data, the Republic’s money supply (M3) was ₱17.4 trillion, an increase of 6.3% from the ₱16.4 trillion as of December 31, 2022. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 9.3% compared to the level as of December 31, 2022. This increase was primarily driven by an increase in net claims on Central Government, which increased by 14.1% compared to the level as of December 31, 2022. The net foreign asset position increased by 4.6% to ₱6.5 trillion as of December 31, 2023 and the net foreign asset position of other depository corporations decreased by 12.1% to ₱775.1 billion as of December 31, 2023.

As of June 30, 2024, according to preliminary data, the Republic’s money supply (M3) was ₱17.5 trillion, an increase of 6.6% from ₱16.4 trillion as of June 30, 2023. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 10.5% compared to the level as of June 30, 2023. This increase was primarily driven by an increase in net claims on Central Government, which increased by 12.1% compared to the level as of June 30, 2023. The net foreign asset position increased by 8.3% to ₱6.9 trillion as of June 30, 2024 and the net foreign asset position of other depository corporations decreased by 18.6% to ₱669.2 billion as of June 30, 2024.

As of July 31, 2024, the average 91-day T-bill rate was 5.7%.

The following table presents information regarding domestic interest and deposit rates.

Domestic Interest and Deposit Rates

	Domestic Interest and Deposit Rates
	2019	2020		2021		2022		2023		2024
	(weighted averages per period) (%)
91-day Treasury bill rates	4.7	2.0		1.1		1.9		5.4		5.7	(1)
Bank average lending rates	7.1	7.0	(2)	6.1	(2)	6.0	(2)	7.6	(2)	7.8	(3)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of July 31, 2024.
(2)	Preliminary data.
(3)	Preliminary data as of June 30, 2024.

Monetary Regulation

On February 15, 2024, April 8, 2024, May 16, 2024 and June 27, 2024, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 6.50%. Accordingly, the interest rates on the overnight deposit and lending facilities were maintained at 6.0% and 7.0%, respectively. On August 15, 2024, the Monetary Board decided to reduce the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 6.25%. Accordingly, the interest rates on the overnight deposit and lending facilities were accordingly adjusted to 5.75% and 6.75%, respectively.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Exchange Rates of Peso per U.S. Dollar
Year	Period End	Period Average(1)
2019	50.744	51.796
2020	48.036	49.624
2021	50.774	49.255
2022	56.120	54.478
2023	55.567	55.630
2024(2)	58.484	57.111

Sources: Reference Exchange Rate Bulletin: Treasury Department: Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.
(2)	Preliminary data for the seven months ended July 31, 2024.

In the seven months ended July 31, 2024, the average exchange rate was ₱57.111 per U.S. dollar, compared to ₱55.214 per U.S. dollar in the seven months ended July 31, 2023. The depreciation of the peso against the U.S. dollar in the seven months ended July 31, 2024 was primarily attributable to the broad strengthening of the U.S. dollar amid expected delays in the policy easing cycle of the U.S. Federal Reserve in light of continued high inflation and labor market tightness.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2019	2020	2021	2022	2023(2)	2024(3)
	(₱ in billions)
Banks
Universal/Commercial banks	17,216	18,527	19,761	22,376	24,316	25,315
Thrift banks	1,204	1,192	1,338	1,028	1,104	1,125
Digital banks	—	—	—	—	91	111
Rural banks	291	308	341	403	446	458

Total banks	18,712	20,028	21,440	23,807	25,957	27,009

Non-bank financial institutions(4)	4,446	4,674	4,917	5,057	5,230	5,323

Total assets	23,158	24,702	26,357	28,864	31,187	32,332

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Excludes assets of the Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Preliminary data.
(3)	Preliminary data as of June 30, 2024, unless otherwise indicated.

(4)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), Government Non-bank Financial Institutions, Authorized Agent Banks Forex Corporations, and Private and Government Insurance Companies (i.e., SSS and GSIS).

Structure of the Financial System

Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities, may also engage in investment banking activities, invest in non-allied enterprises and own up to 100% of the equity in a thrift bank, a rural bank, a financial allied enterprise or a non-financial allied enterprise. In the case of a publicly listed universal bank, it may also own up to 100% of the voting stock of only one other universal bank or commercial bank. As of June 30, 2024, according to preliminary data, the Republic had 44 operating universal and commercial banks.

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of Bangko Sentral’s Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding; Loans by Sector (1)
	As of December 31,
	2019		2020		2021		2022		2023		2024(2)

	(₱ in billions, except percentages)
Total	9,508.8	100%	9,442.2	100%	9,892.2	100%	11,206.2	100%	12,283.6	100%	12,606.2	100%
Agriculture, Forestry and Fishing	221.9	2.3%	211.4	2.2%	200.6	2.0%	207.1	1.9%	214.8	1.7%	215.5	1.7%
Mining and Quarrying	48.0	0.5%	43.5	0.5%	37.3	0.4%	39.3	0.4%	44.9	0.4%	54.2	0.4%
Manufacturing	1,048.7	11.0%	933.2	9.9%	1,088.8	11.0%	1,260.4	11.5%	1,271.6	10.4%	1,267.0	10.1%
Electricity, Gas, Steam and Air conditioning Supply	1,006.4	10.6%	1,044.0	11.1%	1,046.4	10.6%	1,197.7	11.0%	1,273.4	10.4%	1,295.8	10.3%
Water Supply, Sewerage, Waste Management and Remediation Activities	106.0	1.1%	103.7	1.1%	109.7	1.1%	135.8	1.2%	177.1	1.4%	193.3	1.5%
Construction	368.7	3.9%	375.6	4.0%	383.5	3.9%	448.0	4.1%	492.4	4.0%	481.7	3.8%
Wholesale and Retail Trade and Repair of Motor Vehicles and Motorcycles	1,193.9	12.6%	1,112.6	11.8%	1,125.8	11.4%	1,269.7	11.6%	1,371.4	11.2%	1,386.2	11.0%
Accommodation and Food Service Activities	153.7	1.6%	162.4	1.7%	150.7	1.5%	149.8	1.4%	151.7	1.2%	151.8	1.2%
Transportation and Storage	287.9	3.0%	302.2	3.2%	330.0	3.3%	347.4	3.2%	381.9	3.1%	460.2	3.7%
Information and Communication	357.3	3.8%	376.1	4.0%	482.0	4.9%	589.0	5.4%	630.9	5.1%	648.3	5.1%
Financial and Insurance Activities	923.8	9.7%	881.0	9.3%	970.6	9.8%	1,039.0	9.5%	987.2	8.0%	981.5	7.8%
Real Estate Activities	1,677.8	17.6%	1,768.1	18.7%	1,930.9	19.5%	2,187.9	20.0%	2,428.3	19.8%	2,482.9	19.7%
Professional, Scientific and Technical Activities	68.1	0.7%	54.6	0.6%	57.8	0.6%	42.4	0.4%	37.7	0.3%	44.8	0.4%
Administrative and Support Service Activities	41.6	0.4%	37.6	0.4%	31.1	0.3%	39.9	0.4%	43.9	0.4%	46.7	0.4%
Public Administration and Defense; Compulsory Social Security	142.4	1.5%	144.6	1.5%	152.6	1.5%	170.3	1.6%	192.7	1.6%	200.6	1.6%
Education	42.9	0.5%	39.9	0.4%	34.8	0.4%	33.9	0.3%	31.0	0.3%	30.3	0.2%
Human Health and Social Work Activities	59.9	0.6%	89.3	0.9%	93.2	0.9%	96.7	0.9%	101.8	0.8%	99.6	0.8%
Arts, Entertainment and Recreation	146.8	1.5%	150.1	1.6%	162.4	1.6%	174.2	1.6%	173.3	1.4%	189.5	1.5%
Other Service Activities	100.2	1.1%	65.0	0.7%	67.8	0.7%	84.3	0.8%	95.1	0.8%	102.3	0.8%

	Universal and Commercial Banks’ Outstanding; Loans by Sector (1)
	As of December 31,
	2019		2020		2021		2022		2023		2024(2)

	(₱ in billions, except percentages)
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	79.8	0.8%	86.3	0.9%	67.3	0.7%	69.2	0.6%	18.4	0.1%	14.3	0.1%
Others(3)	1,433.0	15.1%	1,400.8	14.8%	1,368.8	13.8%	1,624.4	12.2%	2,164.4	17.6%	2,259.8	17.9%

Source: Bangko Sentral.

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of June 30, 2024.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Rural and cooperative banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and, in general, the people in the rural communities. As of July 31, 2024, according to preliminary data, the Republic had 385 operating rural and cooperative banks.

As of July 31, 2024, according to preliminary data, the Republic had 42 operating thrift banks (including microfinance-oriented banks).

As of June 30, 2024, there were five microfinance rural banks with 154 branches. Meanwhile, as of January 31, 2024, there were 16 microfinance-oriented branches of thrift banks and two microfinance-oriented branches of rural banks. Microfinance-oriented banks are required at all times to hold at least 50% of their gross loan portfolio in microfinance loans. Micro finance loans are loans with principal amounts of up to ₱150,000. The loan ceiling can be further increased to ₱300,000 in the case of loans to growing microenterprises, or “Microfinance Plus,” and housing microfinance loans.

On August 8, 2024, the Monetary Board lifted the moratorium on the grant of new digital banking licenses starting January 1, 2025 and allowed a maximum of ten digital banks to operate in the Philippines.

Non-bank financial institutions are primarily long-term financing institutions, though they also facilitate short-term placements in other financial institutions. As of June 30, 2024, according to preliminary data, the Bangko Sentral regulated or supervised five non-bank financial institutions with quasi-banking functions. The Bangko Sentral also supervised or regulated 1,526 non-bank financial institutions without quasi-banking functions, according to preliminary data as of June 30, 2024.

Financial Sector Reforms

On July 20, 2024, the Anti-Financial Account Scamming Act (“AFASA”) was passed into law. The law aims to combat financial cybercrimes, safeguard the interests of financial consumers, and uphold the integrity of the financial system. AFASA authorizes the Bangko Sentral to investigate cases involving violations of the law, apply for cybercrime warrants and orders, and request the assistance of the National Bureau of Investigation and the Philippine National Police in the investigation of cases. It includes limited authority for Bangko Sentral to examine and investigate bank accounts, e-wallets, and other financial accounts involved in the prohibited acts. Responsible institutions are also given the authority to hold disputed funds in financial accounts under certain conditions; as well as initiate a coordinated verification process to validate the disputed transactions.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2019	2020	2021	2022	2023	2024(2)

	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	7,682.5	7,711.6	8,061.1	9,260.2	9,983.6	10,359.8
Non-performing loans	111.9	244.6	290.8	233.5	251.3	273.3
Ratio of non-performing loans to total loans	1.5%	3.2%	3.6%	2.5%	2.5%	2.6%
Other Private Commercial banks
Total loans	360.2	361.0	387.0	238.7	265.3	145.7
Non-performing loans	11.0	17.6	19.7	13.2	14.9	11.6
Ratio of non-performing loans to total loans	3.1%	4.9%	5.1%	5.5%	5.6%	8.0%
Government banks(3)
Total loans	1,305.9	1,321.3	1,434.5	1,748.8	2,033.6	2,095.8
Non-performing loans	28.6	36.3	55.1	86.7	106.9	134.4
Ratio of non-performing loans to total loans	2.2%	2.8%	3.9%	5.0%	5.3%	6.4%
Foreign banks(3)
Total loans	605.4	525.5	574.5	554.9	568.9	648.3
Non-performing loans	5.0	10.2	6.1	3.1	6.6	5.8
Ratio of non-performing loans to total loans	0.8%	2.0%	1.1%	0.6%	1.2%	0.9%
Total loans	9,954.0	9,919.5	10,457.1	11,802.5	12,851.5	13,249.7
Total non-performing loans	156.5	308.8	371.6	336.5	379.8	425.0
Ratio of non-performing loans to total loans	1.6%	3.1%	3.6%	2.9%	3.0%	3.2%

Source: Bangko Sentral.

Notes:

(1)	Include transactions of local banks’ foreign offices but exclude banks under liquidation.
(2)	Preliminary data as of June 30, 2024.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.

As of June 30, 2024, according to preliminary data, the gross non-performing loan ratio was 3.2%, which was higher than the ratio of 3.1% recorded as of June 30, 2023. Non-performing loans increased by 14.6% to ₱425.0 billion as of June 30, 2024 from the ₱370.9 billion recorded as of June 30, 2023, primarily due to inflation and rising interest rates which weighed down borrowers’ capacity to pay. The U/KB industry’s total loan portfolio increased by 11.9% to ₱13,249.7 billion as of June 30, 2024 from the ₱11,843.8 billion recorded as of June 30, 2023.

The Philippine Securities Markets

History and Development

As of March 31, 2024, the Philippine Stock Exchange had 282 listed companies and 122 active trading participants.

The PSEi closed at 6,973.41 points on August 27, 2024.

Government Securities Market

As of June 30, 2024, outstanding Government securities amounted to ₱10.6 trillion, 57.3% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Public Finance

The Consolidated Financial Position

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

	Consolidated Public Sector Financial Position of the Republic As of December 31,
	2019	2020	2021	2022	2023(1)
	(₱ in billions, except percentages)
Public sector borrowing requirement:
National Government	(660.2)	(1,371.5)	(1,670.1)	(1,614.1)	(1,512.1)
CB Restructuring	(0.0)	(0.0)	0.0	0.0	0.0
Monitored Government-owned corporations	(0.7)	(1.5)	28.7	31.9	64.07
Adjustment of net lending and equity to GOCCs	20.5	22.1	22.1	25.6	27.8
Other adjustments	0.0	0.0	0.0	0.0	0.0

Total public sector borrowing requirement	(640.4)	(1,350.8)	(1,619.3)	(1,556.6)	(1,420.2)

As a percentage of GDP Other public sector:	(3.3)%	(7.5)%	(8.3)%	(7.1)%	(5.8)%
Social Security System and Government Service Insurance System	53.9	84.1	190.6	226.0	273.1
Bangko Sentral(2)	44.0	(7.9)	19.7	47.2	(5.39)
Government financial institutions	26.1	25.9	30.0	45.1	49.9
Local government units	259.0	272.3	284.6	433.3	325.0
Timing adjustment of interest payments to the Bangko Sentral	0.0	0.0	0.0	0.0	0.0
Other adjustments	0.0	0.0	0.0	0.0	0.0

Total other public sector	383.0	374.4	524.8	751.7	642.7

Consolidated public sector financial position	(257.5)	(976.4)	(1,094.4)	(804.9)	(777.5)

As a percentage of GDP	(1.3)%	(5.4)%	(5.6)%	(3.7)%	(3.2)%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)	Preliminary data as of December 31, 2023.
(2)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

In 2023, the consolidated public sector financial position of the Republic recorded a deficit of ₱777.5 billion, a decrease from the ₱804.9 billion deficit recorded in 2022. The decrease in the public sector deficit was largely due to an increase in inflows from the Social Security System and Government Service Insurance System and a decrease in the National Government’s borrowing requirements, which borrowing requirement decreased from ₱1,614.1 billion in 2022 to ₱1,512.1 billion in 2023, respectively. The deficit in 2023 was equivalent to 3.2% of the Republic’s GDP in 2023 at current prices.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures(1)
	Actual						Budget
	2019	2020	2021	2022	2023	2024(2)	2022	2023
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	2,175.5	1,951.0	2,078.1	2,335.7	2,517.0	1,681.8	2,392.6	2,639.2
Bureau of Customs	630.3	537.7	643.6	862.4	883.2	535.9	721.5	874.2
Others Government offices(3)	21.8	15.7	21.0	22.2	29.1	20.4	25.4	24.6

Total tax revenues	2,827.7	2,504.4	2,742.7	3,220.3	3,429.3	2,238.1	3,139.6	3,537.9
As a percentage of GDP (at current market prices)	14.5%	14.0%	14.1%	14.6%	14.1%	N/A	14.3%	20.6%
Non-tax revenues:
Bureau of the Treasury income	146.5	219.7	125.3	154.8	227.6	183.8	63.4	58.3
Fees and charges	55.4	23.1	31.7	101.0	68.5	22.8	41.7	28.0
Privatizations	0.9	0.5	0.3	1.6	0.9	0.4	0.5	0.5
Others (including Foreign grants)	107.0	108.3	105.5	67.8	97.8	155.8	58.9	104.2

Total non-tax revenues	309.6	351.3	262.5	324.1	394.2	368.5	164.5	191.1

Total revenues	3,137.5	2,856.0	3,005.5	3,545.5	3,824.1	2,606.9	3,304.1	3,729.0

Expenditures
Allotment to local government units	618.0	804.5	892.7	1,103.3	926.1	590.4	825.9	610.7
Interest payments
Foreign	110.6	101.4	96.1	119.4	192.6	133.3	110.3	152.4
Domestic	250.3	279.1	333.3	383.5	435.7	323.4	402.3	458.2

Total interest payments	360.9	380.4	429.4	502.9	628.3	456.7	512.6	610.7

Tax expenditures	27.3	33.1	36.7	39.8	31.7	24.7	14.5	14.5
Subsidy	201.5	229.0	184.8	200.4	163.5	77.9	172.3	214.5
Equity and net lending	20.4	34.9	65.4	38.4	27.3	0.4	40.9	31.1
Others	2,569.6	2,745.4	3,066.6	3,275.0	3,559.3	2,099.5	3,388.4	3,412.9

Total expenditures	3,797.7	4,227.4	4,675.6	5,159.6	5,336.2	3,249.7	4,954.6	5,228.4

Surplus/(Deficit)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(642.8)	(1,650.5)	(1,499.4)
Financing
Net domestic borrowings	691.4	1,894.3	1,920.7	1,576.8	1,632.9	1,239.5	1,646.9	1,651.5
Gross domestic borrowings	693.8	1,998.7	2,010.6	1,643.4	1,634.2	1,483.7	1,650.3	1,653.5
Less: Amortization	2.4	104.4	89.9	66.6	1.3	244.2	3.4	2.0
Net foreign borrowings	184.8	600.8	331.5	389.6	437.9	125.8	428.3	431.0

Total net financing requirement	876.3	2,495.1	2,252.2	1,966.4	2,070.9	1,365.3	2,075.2	2,082.5

Change in cash	(224.6)	701.7	66.1	(119.1)	(164.6)	578.3

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Preliminary data as of July 31, 2024.
(3)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.

Revenues

Sources

Total Government revenues in the first seven months of 2024 were ₱2,606.9 billion, a 14.7% increase over the ₱2,271.9 billion recorded in the first seven months of 2023. In the first seven months of 2024, Bureau of Internal Revenue collections were ₱1,681.8 billion, a 12.7% increase from the ₱1,492.3 billion recorded in the first seven months of 2023. The Bureau of Customs recorded collections of ₱535.9 billion in the first seven months of 2024, a 5.8% increase from the ₱506.5 billion recorded in the first seven months of 2023. Non-tax revenues were ₱368.5 billion in the first seven months of 2024, a 44.5% increase from the ₱255.0 billion recorded in the first seven months of 2023.

Expenditures

Total Government expenditures in the first seven months of 2024 were ₱3,249.7 billion, a 13.2% increase over the ₱2,871.4 billion recorded in the first seven months of 2023. This increase was primarily due to higher interest payments and other national Government expenditures.

Debt

External Debt

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt As of December 31,
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions, except percentages)
By Maturity:
Short-term(3)	17,208	14,209	15,090	16,619	17,096	17,098
Medium and long-term	66,410	84,279	91,339	94,649	108,298	111,594

Total	83,618	98,488	106,428	111,268	125,394	128,692

By Debtor(4)
Banking system	23,943	21,559	23,539	23,673	24,239	25,792
Public sector(5)	59,675	76,929	82,889	87,596	101,154	102,900

Total	83,618	98,488	106,428	111,268	125,394	128,692

By Creditor Type:
Banks and financial institutions	26,478	24,006	23,695	25,446	28,664	28,491
Suppliers	4,187	3,136	3,687	3,994	4,328	4,446
Multilateral	14,428	21,407	27,125	29,375	33,105	34,808
Bilateral	10,963	12,752	12,508	12,835	15,196	15,881
Bond holders/note holders	25,449	35,028	36,940	36,817	40,946	42,241
Others	2,112	2,160	2,474	2,802	3,154	2,825

Total	83,618	98.488	106,428	111,268	125,394	128,692

Ratios:
Debt service burden to exports of goods, and services & primary income	6.7%	6.7%	7.5%	6.3%	10.2%	9.2	%(7)
Debt service burden to GNI(6)	2.1%	1.9%	2.2%	2.0%	3.0%	2.7	%(7)
External debt to GNI(6)	20.2%	25.3%	26.1%	26.0%	25.8%	25.9	%(7)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2023.
(2)	Preliminary data as of March 31, 2024.
(3)	Debt with original maturity of one year or less.
(4)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(5)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(6)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.
(7)	Preliminary data as of May 31, 2024.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from 2019 to March 2024.

Program Loan	Creditor	Amount		Date Signed
($) unless otherwise specified
Improving Fiscal Management Development Policy Loan	WB	450 million		March 2019
Social Welfare Development and Reform Project II (Additional Financing)	WB	300 million		June 2019
Local Governance Reform Program (Subprogram 1)	ADB	300 million		December 2019
Facilitating Youth School-to-Work Transition Program (Subprogram 2)	ADB	400 million		December 2019
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 1 DPL	WB	400 million		December 2019
COVID-19 Active Response and Expenditure Support Program	ADB	1,500 million		April 2020
Social Protection Support Project	ADB	200 million		April 2020
Third Disaster Risk Management Development Policy Loan	WB	500 million		April 2020
Support to Capital Market Generated Infrastructure Financing, Subprogram 1	ADB	400 million		June 2020
Expanded Social Assistance Program	ADB	500 million		June 2020
COVID-19 Active Response and Expenditure Support Program	AIIB	750 million		June 2020
Expanding Private Participation in Infrastructure Program, Subprogram 2	Agence Française de Développement	EUR 150 million		June 2020
Inclusive Finance Development Program, Subprogram 2	Agence Française de Développement	EUR 100 million		June 2020
Emergency COVID-19 Response Development Policy Loan	WB	500 million		June 2020
COVID-19 Crisis Response Emergency Support Loan	JICA	YEN 50 billion		July 2020
Competitive and Inclusive Agriculture Development Program, Subprogram 1	ADB	400 million		August 2020
Inclusive Finance Development Program, Subprogram 2	ADB	300 million		August 2020
Disaster Resilience Improvement Program	ADB	500 million		September 2020
Post Disaster Standby Loan Phase 2 (PDSL 2)	JICA	YEN 50 billion		September 2020
Program Loan for COVID-19 Emergency Response Program	KEXIM-EDCF	100 million		October 2020
Philippines Beneficiary FIRST Social Protection Project - Component 1	WB	580 million	*	November 2020
Promoting Competitiveness and Enhancing
Resilience to Natural Disasters Subprogram 2 Development Policy Loan	WB	600 million		December 2020
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million		December 2020

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million	July 2021
Facilitating Youth School to Work Program, Subprogram 3	ADB	400 million	August 2021
Local Governance Reform Program, Subprogram 2	ADB	400 million	November 2021
Philippines Fourth Disaster Risk Management Development Policy Loan with a Catastrophe- Deferred Drawdown Option	WB	500 million	November 2021
Disaster Risk Reduction Enhancement At Local Level Program	Agence Française de Développement	EUR 250 million	December 2021
Build Universal Health Care Program, Subprogram 1	ADB	600 million	December 2021
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 3 Development Policy Loan	WB	600 million	December 2021
Program Loan for COVID-19 Emergency Response Program II - Vaccination Program	KEXIM-EDCF	100 million	December 2021
COVID-19 Crisis Response Emergency Support Loan (Phase 2)	JICA	YEN 30 billion	April 2022
Climate Change Action Program, Subprogram 1	ADB	250 million	June 2022
Support to Capital Market Generated Infrastructure Financing, Subprogram 2	ADB	400 million	June 2022
Climate Change Action Program, Subprogram 1	Agence Française de Développement	EUR 150 million	December 2022
Competitive and Inclusive Agriculture Development Program, Subprogram 2	ADB	500 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	ADB	500 million	February 2023
Philippines Second Financial Sector Reform Development Policy Loan	WB	600 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	AIIB	500 million	May 2023
Philippines First Sustainable Recovery Development Policy Loan	WB-IBRD	750 million	June 2023
Post Disaster Stand-by Loan Phase 3 (PDSL 3)	\JICA	YEN 30 billion	August 2023
Inclusive Finance Development Program, Subprogram 3	ADB	300 million	November 2023
Philippines First Digital Transformation Development Policy Loan	WB-IBRD	600 million	November 2023
Domestic Resource Mobilization Program, Subprogram 1	ADB	400 million	December 2023
Build Universal Health Care Program, Subprogram 2	ADB	EUR equivalent of 450 million	December 2023
Inclusive Finance Development Program, Subprogram 3	AIIB	300 million	December 2023

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Domestic Resource Mobilization, Subprogram 1	AIIB	400 million	December 2023
Philippines Disaster Risk Management and Climate Development Policy Loan with a Catastrophe Deferred Drawdown Option	WB-IBRD	500 million	December 2023
Philippines First Digital Transformation Development Policy Loan	AIIB	EUR equivalent of USD400 million	January 2024
Build Universal Health Care Program, Subprogram 2	AIIB	EUR equivalent of USD450 million	January 2024
Philippines Second Sustainable Recovery Development Policy Loan	WB-IBRD	EUR equivalent of USD750 million	August 2024

Source: International Finance Group, Department of Finance.

Public Sector Debt

The following table presents the Republic’s outstanding consolidated public sector debt as of the dates indicated.

	Outstanding Consolidated Public Sector Debt(1)
	2019	2020	2021	2022	2023(2)

	(₱ in billions, except percentages)
Outstanding Consolidated non-financial public sector debt:
Domestic	4,280.4	5,771.3	7,097.2	8,021.7	8,710.5
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,609.2

Total	7,009.3	8,973.0	10,690.1	12,248.3	13,319.7

Financial public corporations
Bangko Sentral:(3)
Domestic	3,868.3	4,868.7	4,664.8	4,580.9	4,765.9
Foreign	193.2	183.5	330.2	340.4	345.7

Total	4,061.5	5,052.3	4,995.0	4,921.3	5,111.5

GFIs:(4)
Domestic	33.1	56.0	43.6	30.2	23.6
Foreign	130.7	113.9	104.2	117.7	85.2
Total	163.8	169.9	147.8	147.9	108.9
Domestic	3,901.4	4,924.7	4,708.4	4,611.1	4,789.5
Foreign	323.9	297.4	434.4	458.0	430.9

Total	4,225.3	5,222.1	5,142.8	5,069.2	5,220.4

Less: Intrasector-debt holdings
Domestic:
Government securities held by GFIs and Bangko Sentral	908.7	2,131.5	2,539.1	2,640.8	2,481.0
Government deposits at Bangko Sentral	159.9	798.6	907.6	431.8	379.8
GFIs deposits at Bangko Sentral	502.7	740.1	698.6	638.2	484.1
GOCC deposits at Bangko Sentral	0.2	0.0	0.0	0.0	1.42
GOCC loans/other debt held by GFIs	161.2	183.6	189.4	195.4	184.7
GFIs loans/other debt held by Bangko Sentral	53.3	36.0	36.0	27.6	27.3

	Outstanding Consolidated Public Sector Debt(1)
	2019	2020	2021	2022	2023(2)

	(₱ in billions, except percentages)
Local governments debt held by GFIs	87.8	93.9	120.0	160.0	188.3

Total	1,874.1	3,983.7	4,490.6	4,093.9	3,746.7

Foreign:
Government’s securities held by Bangko Sentral	85.9	92.4	87.5	78.6	78.7

Total	1,960.0	4,076.1	4,578.1	4,172.5	3,825.4
Total public sector:
Domestic	6,307.7	6,712.4	7,315.0	8,538.9	9,753.3
Foreign	2,966.9	3,406.7	3,939.8	4,606.1	4,961.4

Total	9,274.6	10,119.1	11,254.8	13,145.0	14,714.8

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated public sector comprises the general government sector, non-financial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Preliminary data as of December 31, 2023.
(3)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.
(4)	Comprises all liabilities of DBP, LBP, and Trade & Investment Development Corporation.

The following table presents the Republic’s outstanding consolidated non-financial public sector debt as of the dates indicated.

	Outstanding Consolidated Non-financial Public Sector Debt(1) As of December 31,
	2019	2020	2021	2022	2023(2)
	(₱ in billions, except percentages)
Total(3)	7,009.3	8,973.0	10,690.1	12,248.3	13,319.7
Domestic	4,280.4	5,771.3	7,097.2	8,021.7	8,710.5
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,609.2
National Government	7,731.3	9,795.0	11,728.5	13,418.9	14,616.3
Domestic	5,127.6	6,694.7	8,170.4	9,208.4	10,017.9
Foreign	2,603.7	3,100.3	3,558.1	4,210.5	4,598.3
Non-financial public corporations (major GOCCs)(4)	430.2	399.7	367.3	347.4	300.4
Domestic(4)	236.7	234.2	246.7	236.7	191.7
Foreign(4)	193.6	165.5	120.6	110.7	108.8
Extrabudgetary: NIA and PNR	1.2	1.1	1.0	0.9	0.8
Domestic	0.0	0.0	0.0	0.0	0.0
Foreign	1.2	1.0	1.0	0.9	0.8
Local government units(5)	107.2	113.1	136.6	174.5	200.9
Domestic	107.2	113.1	136.6	174.5	200.9
Foreign	0.0	0.0	0.0	0.0	0.0
Less: Government debt held by Bond Sinking Funds)(6)	562.0	640.0	698.6	706.3	696.8
Domestic	497.4	579.5	616.7	616.3	603.6
Foreign	64.6	60.5	81.9	90.0	93.3
Intra-sector debt holdings (domestic)	623.4	638.2	801.2	952.5	1,084.6
Government debt held by SSIs	613.9	628.6	791.9	943.8	1,076.9

	Outstanding Consolidated Non-financial Public Sector Debt(1) As of December 31,
	2019	2020	2021	2022	2023(2)
	(₱ in billions, except percentages)
Government debt held by LGUs	0.01	0.01	0.00	0.00	0.0
LGU loans held by MDFO	9.5	9.6	9.3	8.7	7.7
Government debt held by GOCCs	25.1	11.2	9.7	8.8	2.4
Onlending from National Government to GOCCs	45.3	41.8	28.9	20.3	9.4
Infra-sector debt holdings (external)	4.9	4.7	4.9	5.4	5.4
GOCCs debt held by National Government	4.9	4.7	4.9	5.4	5.4
Total (as % of GDP)	47.5%	56.4%	58.0%	59.7%	60.5%
Domestic (as % of GDP)	32.3%	37.4%	37.7%	38.8%	40.1%
Foreign (as % of GDP)	15.2%	19.0%	20.3%	20.9%	20.4%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated non-financial public sector comprises the general government sector and non-financial public corporations. The consolidated non-financial public sector does not include financial public corporations.

(2)	Preliminary data as of December 31, 2023.
(3)	Government debt under the revised methodology excludes contingent obligations.
(4)	Excludes extrabudgetary items (MA and PNR).
(5)	Borrowings from private banks guaranteed by the LGUs since the fourth quarter of 2016.
(6)	Including Securities Stabilization Fund and adjustment in the Government debt held by the Bond Sinking Fund.

As of December 31, 2023, the outstanding consolidated public sector debt was ₱14.7 trillion, equivalent to 60.5% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 59.7% as of December 31, 2023. As of December 31, 2023, total outstanding consolidated GG debt was ₱13.0 trillion, reflecting a 8.8% increase over the ₱11.9 trillion recorded as of December 31, 2022. Total domestic debt increased by 8.8% to ₱10.0 trillion as of December 31, 2023 from ₱9.2 trillion as of December 31, 2022. Foreign debt increased by 9.2% to ₱4.6 trillion as of December 31, 2023 from ₱4.2 trillion as of December 31, 2022.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	7,240,159	8,838,966	10,932,406	13,008,499	14,071,375	14,829,523
Domestic	4,636,469	5,738,647	7,374,271	8,798,026	9,473,038	9,919,140
External (U.S.$)	51,252	64,562	69,803	75,436	82,976	83,712
Short-term debt)(5)
Domestic	491,131	956,040	796,143	410,361	544,892	653,976

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	15,483,499

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data as of June 30, 2024.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	156	156
Assumed(4)	792	792	0	0	0	0
Total loans	948	948	156	156	156	156
Securities
Treasury bills	486,170	949,478	796,143	410,361	529,892	638,976
Treasury notes/bonds	4,640,482	5,744,261	7,374,115	8,797,870	9,502,882	9,933,984

Total securities	5,126,652	6,693,739	8,170,258	9,208,231	10,017,930	10,573,116

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	15,483,499

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of June 30, 2024. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of July 1, 2024, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

	Direct Domestic Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total(2)
	(₱ in millions)		(₱ in millions)	($ in millions)
Year
2019	344,475	250,298	594,773	11,721
2020	440,401	279,056	719,457	14,977
2021	537,450	333,335	870,785	17,150
2022	659,834	383,452	1,043,286	18,590
2023	854,165	435,742	1,289,907	23,214
2024(3)	1,020,548	547,475	1,568,023	28,219
2025(3)	984,993	629,076	1,614,069	29,047

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)

Amounts in pesos were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For the period from 2024 to 2025, amounts in pesos were translated into U.S. dollars using the Bangko Sentral’s reference exchange rates as of December 31, 2023.

(3)	Projection based on outstanding balance as of June 30, 2024.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	($ in millions)
Loans
Multilateral	12,793	19,275	22,574	25,155	28,890	30,526
Bilateral	6,484	8,042	8,308	8,581	9,254	8,555
Commercial	5	2	1	1	0	0

Total loans	19,282	27,319	30,883	33,737	38,144	39,081
Securities:
Euro Bonds	841	2,387	4,609	4,320	3,811	3,706
Yen Bonds	3,184	2,388	1,687	1,787	1,615	1,073
Philippine Peso Notes	2,553	2,700	1,679	981	988	934
Chinese Yuan Bonds	569	607	392	0	0	0

U.S. Dollar Bonds	24,823	29,161	30,553	34,611	37,418	37,918
Total securities	31,970	37,243	38,920	41,699	44,832	44,631

Total	51,252	64,562	69,803	75,436	82,976	83,712

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of June 30, 2024.

The following table sets out, by designated currency and the equivalent amount in U.S. dollars, the outstanding direct external debt of the Republic as of the date indicated.

	Summary of Outstanding Direct External Debt of the Republic by Currency(1)
	As of June 30, 2024
	Amount in Original Currency	Equivalent Amount in $(2)	% of Total

	(in millions, unless otherwise indicated, except percentages)
U.S. dollar	69,299	69,299	82.8%
Japanese yen	1,224,027	7,611	9.1%
Euro	4,982	5,352	6.4%
Peso	54,787	934	1.1%
Other currencies	—	516	0.6%

Total	—	82,621	100.0%

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of July 1, 2024, which was the next business day following the end of the period indicated.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total
	($ in millions)
Year
2019(2)	2,702	2,179	4,881
2020(2)	2,949	2,110	5,059
2021(2)	4,671	1,893	6,564
2022(2)	2,325	2,128	4,453
2023(2)	2,177	3,462	5,639
2024(3)(4)	4,367	3,887	8,254
2025(3)(4)	3,920	3,940	7,860

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on December 31, 2023.
(4)	Projection based on outstanding balance as of June 30, 2024.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2) As of December 31,					As of June 30,(1)(3)
	2019	2020	2021	2022	2023	2024

	(in billions)
Total (₱)	488.7	458.3	423.9	399.0	349.4	343.6
Domestic (₱)	260.8	254.4	195.1	205.8	181.8	182.6
External (₱)	228.0	203.9	228.8	193.3	167.7	161.1
External ($)(4)	4.5	4.2	4.5	3.5	3.0	2.7

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of June 30, 2024.
(4)

Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of July 1, 2024, which was the next business day following the end of the period indicated.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2022(3)	Outstanding Balance as of December 31, 2023(4)	Outstanding Balance as of June 30, 2024(5)

	($ in millions)
U.S. dollar bonds	42,811.4	34,423	37,318	37,918
Chinese Yuan Bond	344.0	0	0	0
Euro Bonds	4,364.3	4,320	3,811	3,706
Japanese yen bonds	1,806.2	1,787	1,615	1,073
Islamic Certificates	1,000.0	0	1,000	1,000

Total foreign-currency bonds	50,325.9	41,699	44,832	44,631

Sources: Bureau of the Treasury; Department of Finance

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.
(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 31, 2023. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2023, which was the next business day following the end of the period indicated.

(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 2, 2024, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of July 1, 2024, which was the next business day following the end of the period indicated.